HARBOR FLORIDA BANCSHARES, INC. AND SUBSIDIARIES
                             Index to Annual Report





                                                                            Page

Selected Consolidated Financial Data                                         2

Management's Discussion and Analysis of Financial
   Condition and Results of Operations                                       3

Independent Auditors' Report                                                17

Consolidated Statements of Financial Condition -
   September 30, 1999 and 1998                                              18

Consolidated Statements of Earnings -  Years ended
   September 30, 1999, 1998, and 1997                                       19

Consolidated Statements of Stockholders' Equity
   and Comprehensive Income - Years ended
   September 30, 1999, 1998, and 1997                                       20

Consolidated Statements of Cash Flows -Years
   ended September 30, 1999, 1998, and 1997                                 22

Notes to the Consolidated Financial Statements                              24




All schedules are omitted as they are not required or are not  applicable or the
required  information  is  shown  in  the  applicable   consolidated   financial
statements or notes thereto.

Selected Consolidated Financial Data

Selected Consolidated Financial Condition Data

                                                                     September 30,
                                     1999              1998              1997              1996              1995
                                     ----              ----              ----              ----              ---->
                                   (Dollars in thousands)

Total assets                     $1,462,550        $1,350,583        $1,131,024        $1,057,443          $886,570
Loans (net) (1)                   1,070,335           944,700           834,270           765,019           631,307
Federal funds sold                      ---            20,000               250            16,075            12,825
Investment securities (2)            87,076           101,505            52,553            53,493            25,186
Mortgage-backed securities          196,971           201,049           176,854           153,293           164,759
Real estate owned                       911             2,534             2,314             3,118             2,786
Deposits                            977,595           918,126           911,576           851,853           720,981
FHLB advances                       225,000           145,000           100,000            95,000            65,000
Other borrowings                        ---               ---               475               674               974
Stockholders' equity                235,922           263,719            96,802            84,832            77,500

(1)  Excludes  loans  held  for sale of  $1,747,000,  $714,000,  $141,000,  $4.9 million, and $1 million, as of September 30, 1999, 1998, 1997, 1996 and 1995, respectively.
(2) Includes investments available for sale of $76.1 million, $71.5 million, $47.6 million, $33.5 million and -0-in 1999, 1998, 1997, 1996 and 1995, respectively.



Selected Consolidated Operating Data

                                                                Years Ended September 30,
                                                                -------------------------
                                                  1999       1998        1997        1996       1995
                                                  ----       ----        ----        ----       ----
                                                             (Dollars in thousands)
Interest income                                 $103,884   $ 95,158    $ 84,814   $ 74,357    $ 64,884
Interest expense                                  48,840     46,658      45,159     39,114      33,280
                                                --------   --------    --------   --------    --------
Net interest income                               55,044     48,500      39,655     35,243      31,604
Provision for (recovery of) loan losses              816        297         782        (76)        460
---------------------------------------------   --------   --------    --------   --------    --------

Net interest income after provision for
    loan losses                                   54,228     48,203      38,873     35,319      31,144
                                                --------   --------    --------   --------    --------
Other income:
    Income (loss) from real estate operations        405        (41)        145       (301)        (40)
    Gain (loss) on sale of mortgage loans             57        142         188        (40)         91
    Other                                          5,532      5,749       3,880      3,226       2,856
                                                --------   --------    --------   --------    --------
Total other income                                 5,994      5,850       4,213      2,885       2,907
                                                --------   --------    --------   --------    --------
Other expenses:
    Compensation and benefits                     15,413     14,282      11,931     10,690      10,048
    Professional fees                                558        589         599        527         699
    SAIF deposit insurance premium                   552        572         785      6,300       1,556
    Other                                          9,326      9,001       7,833      6,615       5,895
                                                --------   --------    --------   --------    --------
Total other expenses                              25,849     24,444      21,148     24,132      18,198
                                                --------   --------    --------   --------    --------
Income before income taxes                        34,373     29,609      21,938     14,072      15,853
Income tax expense                                13,154     12,243       8,611      5,432       5,958
                                                --------   --------    --------   --------    --------
Net income                                      $ 21,219   $ 17,366    $ 13,327   $  8,640    $  9,895
                                                ========   ========    ========   ========    ========

Selected Financial Ratios

                                                             At or for the years ended September 30,
                                                             ---------------------------------------
                                                          1999     1998      1997      1996      1995
                                                          ----     ----      ----      ----      ----

Performance Ratios:
    Return on average assets (1)                          1.49%     1.40%     1.22%      .91%     1.16%
    Return on average stockholders' equity (1)            8.54      9.34     14.72     10.51     13.61
    Net interest rate spread                              3.30      3.40      3.36      3.40      3.42
    Net yield on average interest-earning assets          3.99      4.04      3.72      3.79      3.80
    Noninterest expense to average assets (1)             1.82      1.97      1.93      2.53      2.14
    Average interest-earnings assets to average
        interest-bearing liabilities                    119.76    116.54    108.33    109.24    109.58
    Efficiency Ratio (1)                                 42.67     46.87     48.83     62.83     52.76

Asset Quality Ratios:
    Nonperforming assets to total assets                   .24       .37       .43       .50       .71
    Allowance for loan losses to total loans              1.12      1.25      1.40      1.44      1.60
    Allowance for loan losses to nonperforming
        loans                                           470.31    483.13    453.11    507.25    286.70
    Allowance for losses on real estate owned  to
        total real estate owned                             --     20.01     19.99     35.45     40.00

Capital Ratios:
    Average stockholders' equity to average assets       17.45     15.01      8.26      8.62      8.54
    Stockholders' equity to assets at period end         16.13     19.53      8.56      8.02      8.74


(1) Year ended September 30, 1996 includes one-time SAIF special assessment expense of $4.6 million, $2.8 million, net of tax. Without the one-time SAIF special assessment, return on average assets would have been 1.20%, return on average equity would have been 13.92%, noninterest expense to average assets would have been 2.05% and the efficiency ratio would have been 50.97%.




Management's Discussion and Analysis of Financial Condition and Results of Operations

Special Note Regarding Forward-Looking Statements

This report contains certain "forward-looking statements." Harbor Florida Bancshares, Inc (the "Company") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all such forward-looking statements. These forward-looking statements, which are included in Management's Discussion and Analysis and elsewhere, describe future plans or strategies and include the Company's expectations of future financial results. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies or qualitative or quantitative changes based on market risk exposure is inherently uncertain. Factors which could affect actual results include but are not limited to i) change in general market interest rates, ii) general economic conditions, iii) legislative/regulatory changes, iv) monetary and fiscal policies of the U.S. Treasury and the Federal Reserve, v) changes in the quality or composition of the Company's loan and investment portfolios, vi) demand for loan products, vii) deposit flows, viii) competition, and ix) demand for financial services in the Company's markets. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

General

The Company's results of operations are primarily dependent on its net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on such loans and investments, and the interest paid on deposits and borrowed funds that were outstanding in that same period. The Company's noninterest income consists primarily of fees and service charges, gains on sale of mortgage loans and, depending on the period, real estate operations which have either provided income or loss. The results of operations are also significantly impacted by the amount of provisions for loan losses which, in turn, is dependent upon, among other things, the size and makeup of the loan portfolio, loan quality, and trends. The noninterest expenses consist primarily of employee compensation and benefits, occupancy expense and federal deposit insurance premiums. Its results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.

Market Risk and Asset and Liability Management

The Company attempts to manage its assets and liabilities in a manner that stabilizes net interest income and net economic value under a broad range of interest rate environments. This is accomplished by matching maturity and repricing periods on loans and investments to maturity and repricing periods on deposits and borrowings.

The matching of assets and liabilities may be analyzed by determining the extent to which such assets and liabilities are interest rate sensitive. An asset or liability is considered to be interest rate sensitive within a specific time period if it matures or reprices within that time period. Interest rate sensitivity analysis, also known as "gap" analysis, attempts to measure the difference between the amount of interest-earning assets expected to mature or reprice within a specific time period compared to the amount of interest-bearing liabilities expected to mature or reprice within that time period. An interest rate sensitive "gap" is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities maturing or repricing within a specified time period. A "gap" is considered negative when the amount of interest rate sensitive liabilities exceed the amount of interest rate sensitive assets that mature or reprice within a specified time period. Interest rate sensitivity analysis is based on numerous assumptions, such as estimates for paying loans off prior to maturity. Estimates are revised annually to reflect the anticipated interest rate environment.

Generally, an institution with a positive interest rate sensitivity "gap" can expect net interest income to increase during periods of rising interest rates and decline during periods of falling interest rates. Likewise, an institution with a negative "gap" can expect an increase in net interest income during periods of falling interest rates and a decrease in net interest income during periods of rising interest rates. At September 30, 1999, the Company's cumulative one-year interest rate sensitivity "gap" was negative 9.46%.

The Board of Directors has established an asset/liability committee, which consists of the Company's president and other senior officers. The committee meets on a monthly basis to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics.

The Company currently utilizes the following strategies to reduce interest rate risk: (a) the Company seeks to originate and hold in portfolio adjustable rate loans which have annual interest rate adjustments; (b) the Company seeks to lengthen the maturities of deposits when deemed cost effective through the pricing and promotion of certificates of deposits; (c) the Company seeks to attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise; and (d) the Company has utilized long term Federal Home Loan Bank ("FHLB") advances to fund the origination of fixed rate loans. The Company also maintains a high level of liquid assets consisting of shorter-term investments, which are expected to increase in yield as interest rates rise.

Interest Rate Sensitivity

The table below provides information about the Company's financial instruments that are sensitive to changes in interest rates as of September 30, 1999. For borrowings, the table presents principal cash flows by expected maturity dates.


                                                                More than one    More than
                                      Within        Four to     year to three   three years to   Over five
                                   three months   twelve months    years         five years         years        Total
                                                             (Dollars in thousands)
Interest-earning assets (1):
  Mortgage loans (2)
    Fixed rate                     $   22,536     $   67,614     $  150,163     $  116,220     $  312,314    $  668,847
    Adjustable rate                    38,290        120,688         58,320         72,117          5,671       295,086
  Other loans (2):
    Fixed rate                         13,247         39,741         25,209          3,088            420        81,705
    Adjustable rate                    24,886         12,945           --             --              586        38,417
  Mortgage-backed securities:
    Fixed rate (3)                      8,195         23,961         50,878         37,568         64,189       184,791
    Adjustable rate                     1,282         10,898           --             --             --          12,180
  Investment securities and
    other assets                       44,209          9,995         49,570         19,807            915       124,496
                                   ----------     ----------     ----------     ----------     ----------    ----------
       Total                       $  152,645     $  285,842     $  334,140     $  248,800     $  384,095    $1,405,522
                                   ----------     ----------     ----------     ----------     ----------    ----------
Interest-bearing liabilities:
  Deposits (4):
    NOW accounts                   $    6,618     $   19,855     $   25,415     $    9,149     $    5,147    $   66,184
    Passbook accounts                  16,276         48,829         36,459          5,833          1,111       108,508
    Money market accounts               8,603         25,809          8,259            330             14        43,015
    Certificates of deposits          156,756        294,096        203,098         16,445            886       671,281
  Borrowings                             --             --           35,000        125,000         65,000       225,000
                                   ----------     ----------     ----------     ----------     ----------    ----------
       Total                       $  188,253     $  388,589     $  308,231     $  156,757     $   72,158    $1,113,988
                                   ----------     ----------     ----------     ----------     ----------    ----------
Excess (deficiency) of interest
    earning assets over
    interest-bearing liabilities   $  (35,608)    $ (102,747)    $   25,909     $   92,043     $  311,937    $  291,534
                                   ==========     ==========     ==========     ==========     ==========    ==========
Cumulative excess (deficiency)
    of interest-earning assets
    over interest-bearing
    liabilities                    $  (35,608)    $ (138,355)    $ (112,446)    $  (20,403)    $  291,534
                                   ==========     ==========     ==========     ==========     ==========
Cumulative excess (deficiency)
    of interest-earning assets
    over interest-bearing
    liabilities as a percent of
    total assets                       (2.43)%        (9.46)%        (7.69)%        (1.40)%        19.93%
                                   ==========     ==========     ==========     ==========     ==========

(1) Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate assets are included in the periods in which they are scheduled to be repaid based on scheduled amortization, in each case adjusted to take into account estimated prepayments. Estimated prepayment statistics were obtained from the research department of a primary securities dealer. For fixed rate mortgages and mortgage-backed securities, annual prepayment rates from 10% to 26%, based on the coupon rate, were used.
(2) Balances have been reduced for loans in process and deferred loan fees and discounts that aggregated to $75.0 million at September 30, 1999. Nonperforming loans aggregating $2.5 million were included in the within three month repricing period.
(3) Fixed rate mortgage-backed securities include amortizing securities that balloon 5 years and 7 years from original issue date. Balloon securities amounted to $61.4 million at September 30, 1999.
(4) The Company's negotiable order of withdrawal ("NOW") accounts, passbook savings accounts and money market deposit accounts are generally subject to immediate withdrawal. However, management considers a certain portion of these accounts to be core deposits having significantly longer effective maturities based on the Company's retention of such deposit accounts in changing interest rate environments. NOW accounts, passbook savings accounts and money market deposit accounts are assumed to be withdrawn at annual rates of 40%, 60% and 80%, respectively, of the declining balance of such accounts during the period shown. Management believes the rates are indicative of expected withdrawal rates in a rising interest rate environment. If all of the Company's NOW accounts, passbook savings accounts, and money market deposit accounts had been assumed to be subject to repricing within one year, the cumulative one-year deficiency of interest-earning assets to interest-bearing liabilities would have been $230.0 million, or negative 15.73% of total assets.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined by Statement of Financial Accounting Standards No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments."

Interest Rate Risk

The Company uses a computer model to quantify its interest rate risk. The computer model measures the sensitivity of asset and liability fair values to hypothetical changes in interest rates. Interest rate sensitive instruments used in the computer model include: loans, mortgage-backed securities, investment securities, federal funds sold, interest-bearing deposits in other banks, FHLB stock, deposits, advances from the FHLB, and off- balance sheet loan servicing rights and commitments. The model calculates net portfolio value of fair values for assets, liabilities and off-balance sheet contracts using a discounted cash flow methodology. Management estimates discount rates by using current market yields on similar financial instruments. Discount rates are adjusted upward and downward by 100 basis points and 200 basis points to reflect a hypothetical parallel shift in interest rates. In addition, management estimates loan prepayment rates, deposit decay rates, and values of certain assets that could correspond with such hypothetical parallel shifts in interest rates. Management also assumes that loan delinquency rates will not change as a result of changes in interest rates, although there can be no assurance that this will be the case.

Presented below is an analysis of the Company's interest rate risk at September 30, 1999 as calculated utilizing the Company's computer model. The table presents net portfolio value, dollar and percent changes in net portfolio value, for instantaneous and parallel shifts in the yield curve in 100 basis point increments up and down.



            Change in     Net portfolio
              rates       value amount     Dollar change     Percent
              -----       ------------     -------------     -------

                                (Dollars in thousands)

            +200 B.P        $202,725        $(55,778)        (21.6)%

            +100 B.P        $229,098        $(29,405)        (11.4)%

               0 B.P        $258,503        $      0             0 %

            -100 B.P        $284,529        $ 26,026          10.1 %

            -200 B.P        $288,966        $ 30,463          11.8 %



The preceding analysis is based on numerous assumptions that management believes to be reasonable. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and market values of certain assets under various interest rate scenarios. It was also assumed that delinquency rates would not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated increments, there can be no assurance that the Company's assets and liabilities would perform as indicated in the table above. Since there is no quoted market for most of the Company's financial instruments, management has no basis to determine that values presented would be indicative of the amounts realized in an actual negotiated sale. Furthermore, management has not considered the tax effect or transaction costs that may be associated with disposal of the Company's assets and liabilities. A change in U.S. Treasury rates in the indicated amounts, accompanied by a change in the slope or shape of the yield curve, could result in significantly different net portfolio values than shown above.

Equity Price Risk

The Company maintains a portfolio of available for sale equity securities which subjects the Company to equity pricing risks. The change in fair values of equity securities represents instantaneous changes in all equity prices for available for sale equity securities. Equity price risk is managed through company diversification and individual position limits established in the investment policy. At September 30, 1999 the company did not maintain an equity trading portfolio. The following are changes in the fair value of the Company's available for sale securities at September 30, 1999 based on percentage changes in fair value.


               Percent change                   Fair value of available-
               in fair value                       for-sale securities
                             (Dollars in thousands)
                   20 %                                 $8,147
                   10 %                                 $7,468
                    0 %                                 $6,789
                  (10)%                                 $6,110
                  (20)%                                 $5,431


Actual future price appreciation or depreciation may be different.

Analysis of Net Interest Income

The Company's earnings have historically depended primarily upon the Company's net interest income, which is the difference between interest income earned on its loans and investments ("interest-earning assets") and interest paid on its deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by (i) the difference between rates of interest earned on the Company's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities.

The following tables present an analysis of certain aspects of the Company's operations during the periods indicated. The first table presents the average balances of, and the interest and dividends earned or paid on, each major class of interest-earning assets and interest-bearing liabilities. No tax equivalent adjustments were made. Average balances represent daily average balances. The yields and costs include fees that are considered adjustments to yields.

                                                       Years Ended September 30,
                                          1999                               1998                               1997
                                          ----                               ----                               ----
                               Average   Interest   Yield/     Average      Interest &  Yield/    Average      Interest &   Yield/
                               Balance  &Dividends   Rate      Balance      Dividends    Rate     Balance      Dividends     Rate
                               -------  ----------   ----      -------      ---------    ----     -------      ---------     ----

                                                          (Dollars in thousands)
Assets:
Interest-earning assets (1):
 Federal funds sold            $ 5,699      $ 299      5.25%     $ 7,959       $ 448     5.63%      $ 7,404        $399     5.39%
 Interest-bearing deposits      45,317      2,198      4.85       40,531       2,233     5.51        29,674       1,614     5.44
 Investment securities         102,585      6,107      5.95       82,076       4,945     6.02        63,743       3,866     6.07
 Mortgage-backed
     securities                207,544     13,173      6.35      173,177      11,301     6.53       153,347      10,088     6.58
 Mortgage loans                902,964     71,600      7.93      791,491      66,329     8.38       718,319      60,000     8.35
 Other loans                   114,359     10,507      9.19      105,287       9,902     9.40        94,634       8,847     9.35
                               -------     ------      ----      -------       -----     ----        ------       -----     ----
 Total interest-earning
     assets                  1,378,468    103,884      7.54    1,200,521      95,158     7.93     1,067,121      84,814     7.95
                                          -------      ----                   ------     ----                    ------     ----
 Total noninterest
     -earning assets            45,038                            38,155                             29,575
                                ------                            ------                             ------
 Total assets                1,423,506                         1,238,676                          1,096,696
                             =========                         =========                          =========

Liabilities and
 Stockholders' Equity:
Interest-bearing liabilities
 Deposits:
     Transaction accounts    $ 180,662     $1,781      0.99%   $ 158,723      $1,894     1.19%    $ 138,721     $ 1,896     1.37%
     Passbook savings          103,272      1,993      1.93       87,760       1,674     1.91        77,707       1,356     1.75
     Official checks             8,693        ---       .00        8,004         ---      .00         5,612         ---      .00
     Certificate savings       660,584     33,945      5.14      670,628      36,651     5.47       663,143      35,892     5.41
                               -------     ------      ----      -------      ------     ----       -------      ------     ----
     Total deposits            953,211     37,719      3.96      925,115      40,219     4.35       885,183      39,144     4.42
 FHLB advances                 197,767     11,117      5.62      104,877       6,419     6.12        99,342       5,962     6.00
 Other borrowings                  ---          4       .00          167          20    11.98           561          53     9.45
                             ---------   --------       ---    ---------       -----    -----       -------      ------     ----
 Total interest-bearing
     liabilities             1,150,978     48,840      4.24    1,030,159      46,658     4.53       985,086      45,159     4.58
                             ---------     ------    ------    ---------      ------     ----       -------      ------     ----
 Noninterest-bearing
     liabilities                24,058                            22,648                             21,045
                             ---------                         ---------                          ---------
 Total liabilities           1,175,036                         1,052,807                          1,006,131
 Stockholders' equity          248,470                           185,869                             90,565
                             ---------                         ---------                             ------
 Total liabilities and
     stockholders' equity    1,423,506                         1,238,676                          1,096,696
                             =========                         =========                          =========
Net interest income/
 interest rate spread (2)                $ 55,044      3.30%                $ 48,500     3.40%                 $ 39,655     3.36%
                                         ========     -----                 ========     -----                 ========     ----
Net interest-earning assets/
 net  interest margin (3)    $ 227,490                 3.99%  $ 170,362                  4.04%     $ 82,035                 3.72%
                             =========                -----   =========                  -----     ========                 ----
Interest-earning assets to
 interest-bearing
 liabilities                                         119.76%                           116.54%                            108.33%
                                                    -------                            ------                             ------

---------------
(1) Average balances and rates include nonaccruing loans.
(2) Interest rate spread represents the difference between weighted average interest rates earned on interest-earning assets and the weighted average interest rates paid on interest-bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets. Net interest margin increase in 1998 is due primarily to interest earned on cash proceeds from the conversion of Harbor Financial, M.H.C. and concurrent stock offering.

Rate/Volume Analysis

The relationship between the volume and rates of the Company's interest-earning assets and interest-bearing liabilities influences the Company's net interest income. The following table reflects the sensitivity of the Company's interest income and interest expense to changes in volume and in prevailing interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on effects attributable to: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) net change. Changes attributable to the combined impact of volume and rates have been allocated proportionately to changes due to volume and changes due to rate.

                                                              Years Ended September 30,
                                                                  Increase (Decrease)
                                          1999 vs. 1998              1998 vs. 1997                1997 vs. 1996
                                          -------------              -------------                -------------
                                  Volume     Rate       Net    Volume      Rate      Net     Volume     Rate      Net
                                  ------     ----       ---    ------      ----      ---     ------     ----      ---
                                                                 (Dollars in thousands)
Interest income:
    Interest-bearing deposits      $ 118    $ (302)    $(184)   $ 638       $30      $668      $ 21      $ 3      $ 24
    Investment securities          1,163        (1)    1,162    1,086        (7)    1,079     1,424      (20)    1,404
    Mortgage-backed securities     2,181      (309)    1,872    1,294       (81)    1,213        29      (96)      (67)
    Mortgage loans                 8,954    (3,683)    5,271    6,207       122     6,329     8,259     (496)    7,763
    Nonmortgage loans:
        Commercial loans             520       (74)      446      417       (22)      395        85      (72)       13
        Consumer loans               320      (161)      159      601        59       660     1,289       31     1,320
                                   -----     -------   -----   ------       ---    ------    ------    -----      ----
    Total interest income         13,256    (4,530)    8,726   10,243       101    10,344    11,107     (650)   10,457
                                  ------    -------    -----   ------       ---    ------    ------     -----   ------

Interest expense:
    Deposits:
        Transaction accounts       $ 213     $(326)   $ (113)   $ 224    $ (226)     $ (2)    $ 278    $(106)    $ 172
        Passbook savings             299        20       319      192       126       318       (33)    (117)     (150)
        Certificate savings         (516)   (2,190)   (2,706)     409       350       759     5,013     (331)    4,682
                                    -----   -------   -------     ---       ---       ---     -----     -----    -----
    Total deposits                    (4)   (2,496)   (2,500)     825       250     1,075     5,258     (554)    4,704
    FHLB advances                  4,736       (38)    4,698      331       126       457     1,455      (86)    1,369
    Other borrowings                 (16)      ---       (16)    (36)         3       (33)      (26)      (2)      (28)
                                    ----    ------       ----    ----     -----      ----      ----     ----      ----
    Total interest expense         4,716    (2,534)    2,182    1,120       379     1,499     6,687     (642)    6,045
                                   -----   -------     -----    -----      ----     -----     -----      ---     -----

Net interest income               $8,540  $ (1,996)  $ 6,544   $9,123   $ (278)   $ 8,845   $ 4,420     $ (8)  $ 4,412
                                  ======  =========  =======   ======   =======   =======   =======     =====  =======

Results of Operations

Year Ended September 30, 1999 Compared to Year Ended September 30, 1998

General

Diluted earnings per share for the year ended September 30, 1999, increased 43.4% to 76 cents per share on net income of $21.2 million, compared to 53 cents per share on net income of $16.0 million for the same period last year (excluding the impact in 1998 of $1,345,000 after tax of nonrecurring income from the payoff of a problem commercial real estate loan, sale of the Bank's ownership interest in its data processing servicer and sale of land and buildings). This increase was due primarily to an increase in average interest-earning assets and a decrease in the average number of shares outstanding. Reported diluted earnings per share for the year ended September 30, 1998 was 57 cents per share on net income of $17.4 million. Net interest income increased 13.5% to $55.0 million for the year ended September 30, 1999, compared to $48.5 million for the year ended September 30, 1998. This increase was due to an increase in interest income of $8.7 million offset by an increase in interest expense of $2.2 million. Other income increased to $6.0 million for the year ended September 30, 1999 from $5.8 million for the year ended September 30, 1998. Other expenses increased to $25.8 million for the year ended September 30, 1999 from $24.4 million for the year ended September 30, 1998.

Interest Income

Total interest income increased to $103.9 million for the year ended September 30, 1999 from $95.1 million for the year ended September 30, 1998 as a result of an increase in average interest-earning assets that was partially offset by a decrease in the average interest rate. Average interest-earnings assets increased to $1.378 billion for the year ended September 30, 1999 from $1.201 billion for the year ended September 30, 1998. The average rate earned on interest-earning assets decreased to 7.54% for the year ended September 30, 1999, from 7.93% for the year ended September 30, 1998, a decrease of 39 basis points. The year ended September 30, 1998 included $874,000 of interest income recognized on the payoff of a problem commercial real estate loan. The increase in average interest-earning assets was due primarily to cash proceeds from the conversion of Harbor Financial, M.H.C. and concurrent stock offering (the "Stock


Offering"), new FHLB advances and the increase in deposits. Interest income on loans increased $5.9 million to $82.1 million for the year ended September 30, 1999 from $76.2 million for the year ended September 30, 1998. This increase was a result of a $120.2 million increase in the average balance to $1.017 billion in 1999 from $896.8 million in 1998 that was partially offset by a decrease of 43 basis points in the average yield to 8.01% in 1999 from 8.50% in 1998. The increase in the average balance of total loans was mainly due to significant growth in the residential and commercial loan portfolios resulting from increased levels of loan originations. Interest income on investment securities increased $1.1 million to $6.1 million for the year ended September 30, 1999 from $5.0 million for the year ended September 30, 1998. This increase was primarily the result of a $20.5 million increase in the average balance to $102.5 million in 1999 from $82.0 million in 1998. The increase in the average balance of investment securities was primarily due to the purchase of FHLB and FNMA Notes with the proceeds from the Stock Offering in 1998, new FHLB advances and the increase in deposits. Interest income on mortgage-backed securities increased $1.9 million to $13.2 million for the year ended September 30, 1999 from $11.3 million for the year ended September 30, 1998. This increase was primarily the result of a $34.3 million increase in the average balance to $207.5 million in 1999 from $173.2 million in 1998. The increase in the average balance of mortgage-backed securities was primarily due to the purchase of fifteen-year fixed rate securities with the proceeds from new FHLB advances.

Interest Expense

Total interest expense increased to $48.8 million for the year ended September 30, 1999 from $46.6 million for the year ended September 30, 1998. This increase was due primarily to an increase in average interest-bearing liabilities to $1.151 billion for the year ended September 30, 1999 from $1.030 billion for the year ended September 30, 1998. The average interest rate paid on interest-bearing liabilities was 4.24% for the year ended September 30, 1999 compared to 4.53% for the year ended September 30, 1998, a decrease of 29 basis points. Interest expense on deposits decreased $2.5 million to $37.7 million for the year ended September 30, 1999 from $40.2 million for the year ended September 30, 1998. This decrease was due primarily to a decrease of 43 basis points in the average interest rate paid on deposits to 3.96% for the year ended September 30, 1999 from 4.39% for the year ended September 30, 1998. The average balance of deposits increased by $28.1 million to $953.2 million for the year ended September 30, 1999 from $925.1 million for the year ended September 30, 1998. The average deposit mix changed to 30.7% and 69.3% of core deposits and certificates, respectively, for the year ended September 30, 1999 from 27.5% and 72.5% for the same period in 1998. Interest expense on FHLB advances and other borrowings increased $4.7 million to $11.1 million for the year ended September 30, 1999 from $6.4 million for the year ended September 30, 1998. This increase was the result of an increase of $92.9 million in the average balance to $197.8 million in 1999 from $104.9 million in 1998 primarily due to proceeds from new long-term fixed rate advances taken in order to fund the purchase of mortgage-backed securities and investment securities.

Provision for Loan Losses

The provision for loan losses was $816,000 for the year ended September 30, 1999, compared to $297,000 for the year ended September 30, 1998. The provision for loan losses for the year ended September 30, 1999 was principally comprised of a credit of approximately $511,000 related to a decrease in the level of classified loans, a charge of approximately $645,000 due to overall loan portfolio growth and a charge of approximately $682,000 for net charge offs. The provision for loan losses for the year ended September 30, 1998 was principally comprised of a credit of approximately $909,000 related to an decrease in the level of classified loans, a charge of approximately $1.1 million due to overall loan portfolio growth and a charge of approximately $103,000 for net charge offs. The allowance for loan losses was at $12.0 million and $11.8 million for September 30, 1999 and 1998, respectively. The allowance was 1.12% and 1.25% of total loans at September 30, 1999 and 1998, respectively, and was 230.7% and 211.9% of classified loans at September 30, 1999 and 1998, respectively. While the Company's management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

Other Income

Other income increased by $144,000 to $6.0 million for the year ended September 30, 1999 from $5.8 million for the year ended September 30, 1998. This increase is due primarily to an increase of $1.3 million in other fees and service charges and an increase of $446,000 in income from real estate operations partially offset by the $719,000 gain on the sale of the Company's ownership interest in its data processing servicer and the $596,000 gain on the sale of land and buildings in 1998. Other fees and service charges, primarily from fees and service charges on deposit products, were $5.3 million and $4.0 million for the years ended September 30, 1999 and 1998, respectively. This increase was primarily due to the growth in deposits. Income from real estate operations was $405,000 for the year ended September 30, 1999 compared to a loss of $41,000 for the year ended September 30, 1998.

Other Expense

Other expense increased by $1.4 million to $25.8 million for the year ended September 30, 1999 from $24.4 million for the year ended September 30, 1998. The increase was due primarily to an increase of $1.1 million in compensation and benefits and an increase of $129,000 in other expenses. The increase in compensation and benefits is due primarily to additional staff required to support the growth in loans and deposits. The increase in other expense is due primarily to an increase of $185,000 in deposit account losses.

Income Taxes

Income tax expense increased by $911,000 to $13.2 million for the year ended September 30, 1999 from $12.2 million for the year ended September 30, 1998, due primarily to an increase in pretax accounting income. The effective tax rates were 38% and 41% for the years ended September 30, 1999 and 1998, respectively.


Year Ended September 30, 1998 Compared to Year Ended September 30, 1997

General

Net income for the year ended September 30, 1998 increased 30.3% to $17.4 million or 57 cents per diluted share, compared to $13.3 million or 43 cents per diluted share for the same period last year. Net interest income increased 22.3% to $48.5 million for the year ended September 30, 1998, compared to $39.6 million for the year ended September 30, 1997. This increase was due to an increase in interest income of $10.4 million offset by an increase in interest expense of $1.5 million. Other income increased to $5.8 million for the year ended September 30, 1998 from $4.2 million for the year ended September 30, 1997. Other expenses increased to $24.4 million for the year ended September 30, 1998 from $21.1 million for the year ended September 30, 1997.

Interest Income

Total interest income increased to $95.1 million for the year ended September 30, 1998 from $84.8 million for the year ended September 30, 1997. This increase was due primarily to an increase in average interest-earning assets to $1.201 billion for the year ending September 30, 1998, compared to $1.067 billion for the year ending September 30, 1997 and $874,000 of interest income recognized on the payoff of a problem commercial real estate loan. The increase in average interest-earning assets was due primarily to the cash proceeds from the Stock Offering. Additionally, in the quarter ending December 31, 1997, the Company received final payment on a commercial real estate loan. This loan was performing, but had been seriously delinquent in the past and had other characteristics which caused management to be uncertain about the ability of the borrower to comply with the loan repayment terms. Additional interest income was recognized in the amount of $874,000 due to deferred cash interest payments and unearned purchase discount remaining at time of payoff of the loan. Interest income on loans increased $7.4 million to $76.2 million for the year ended September 30, 1998 from $68.8 million for the year ended September 30, 1997. This increase was a result of a $83.8 million increase in the average balance to $896.8 million in 1998 from $812.9 million in 1997 and the $874,000 of interest income recognized on the payoff of the problem commercial real estate loan. The increase in the average balance of total loans was mainly due to significant growth in the residential and commercial loan portfolios resulting from high levels of loan originations. Interest income on investment securities increased $1.1 million to $5.0 million for the year ended September 30, 1998 from $3.9 million for the year ended September 30, 1997. This increase was primarily the result of a $18.3 million increase in the average balance to $82.0 million in 1998 from $63.7 million in 1997. The increase in the average balance of investment securities was primarily due to the purchase of FHLB and FNMA Notes with the proceeds from the Stock Offering. Interest income on mortgage-backed securities increased $1.2 million to $11.3 million for the year ended September 30, 1998 from $10.1 million for the year ended September 30, 1997. This increase was primarily the result of a $19.8 million increase in the average balance to $173.2 million in 1998 from $153.4 million in 1997. The increase in the average balance of mortgage-backed securities was primarily due to the purchase of seven-year balloon securities and fifteen-year fixed rate securities with the proceeds from new FHLB advances.

Interest Expense

Total interest expense increased to $46.6 million for the year ended September 30, 1998 from $45.1 million for the year ended September 30, 1997. This increase was due primarily to an increase in average interest-bearing liabilities to $1.030 billion for the year ended September 30, 1998 from $985.1 million for the year ended September 30, 1997. The average interest rate paid on interest-bearing liabilities was 4.53% for the year ended September 30, 1998 compared to 4.58% for the year ended September 30, 1997, a decrease of 5 basis points. Interest expense on deposits increased $1.1 million to $40.2 million for the year ended September 30, 1998 from $39.1 million for the year ended September 30, 1997. This increase was due primarily to an increase of $39.9 million in the average balance to $925.1 million in 1998 from $885.2 million in 1997. The average interest rate paid on deposits decreased by 7 basis points to 4.35% for the year ended September 30, 1998 from 4.42% for the year ended September 30, 1997. This decrease was primarily due to the change in deposit mix to lower rate core deposits from higher rate certificates. The average deposit mix changed to 27.5% and 72.5% of core deposits and certificates, respectively, for the year ended September 30, 1998 from 25.1% and 74.9% for the same period in 1997. Interest expense on FHLB advances and other borrowings increased $424,000 to $6.4 million for the year ended September 30, 1998 from $6.0 million for the year ended September 30, 1997. This increase was the result of an increase of $5.1 million in the average balance to $105.0 million in 1998 from $99.9 million in 1997 primarily due to proceeds from new long-term fixed rate advances taken in order to fund the purchase of mortgage-backed securities, partially offset by maturities in 1998 of short-term advances taken in 1997 to fund purchases of FHLB Notes.

Provision for Loan Losses

The provision for loan losses was $297,000 for the year ended September 30, 1998,compared to $782,000 for the year ended September 30, 1997. The provision for loan losses for the year ended September 30, 1998 was principally comprised of a credit of approximately $909,000 related to a decrease in the level of classified loans, a charge of approximately $1.1 million due to overall loan portfolio growth and a charge of approximately $103,000 for net charge offs. The provision for loan losses for the year ended September 30, 1997 was principally comprised of a charge of approximately $600,000 related to an increase in the level of classified commercial real estate loans, a charge of approximately $100,000 due to an increase in classified consumer loans, and a charge of approximately $80,000 for unidentified but probable losses due to growth in the consumer loan portfolio. The allowance for loan losses was at $11.8 million and $11.7 million for September 30, 1998 and 1997, respectively. The allowance was 1.25% and 1.40% of total loans at September 30, 1998 and 1997, respectively, and was 211.9% and 117.5% of classified loans at September 30, 1998 and 1997, respectively. The Company had net charge offs of $170,000 and $107,000 for the years ended September 30, 1998 and 1997, respectively.

Other Income

Other income increased by $1.6 million to $5.8 million for the year ended September 30, 1998 from $4.2 million for the year ended September 30, 1997, due primarily to a $719,000 gain on the sale of the Company's ownership interest in its data processing servicer, a $596,000 gain on the sale of land and buildings and an increase of $678,000 in other fees and service charges. Other fees and service charges, primarily from fees and service charges on deposit products, were $4.0 million and $3.3 million for the years ended September 30, 1998 and 1997, respectively. This increase was primarily due to the growth in deposits.

Other Expense

Other expense increased by $3.3 million to $24.4 million for the year ended September 30, 1998 from $21.1 million for the year ended September 30, 1997. The increase was primarily due to an increase of $2.4 million in compensation and benefits, an increase of $319,000 in occupancy expense, an increase of $839,000 in other expense partially offset by a decrease of $213,000 in SAIF deposit insurance premiums. The increase in compensation and benefits is due primarily to additional staff required to support the growth in loans and deposits and an increase of $910,000 in noncash expense of stock benefit plans. The increase in occupancy expense is due primarily to an increase in data processing equipment expense. The increase in other expense is due primarily to an increase of $116,000 in Delaware franchise tax, $108,000 in deposit account losses and other increases resulting from the growth in loans and deposits. The decrease in SAIF deposit insurance premiums is due to lower assessment rates resulting from The Deposit Insurance Act of 1996.

Income Taxes

Income tax expense increased by $3.6 million to $12.2 million for the year ended September 30, 1998 from $8.6 million for the year ended September 30, 1997, due primarily to an increase in pretax accounting income. The effective tax rates were 41% and 39% for the years ended September 30, 1998 and 1997, respectively.

Liquidity and Capital Resources

On March 18, 1998, the Company completed its reorganization and stock offering in connection with the conversion of Harbor Financial, M.H.C. The Company sold 16,586,752 shares of common stock for $10.00 per share in the Stock Offering. Cash proceeds after costs and funding of the Company's ESOP was approximately $150 million. The Company also issued 14,112,400 exchange shares (exchange ratio of 6.0094 to 1) to existing Harbor Florida Bancorp, Inc. public stockholders. The net proceeds were used for general corporate purposes, including investment in home mortgages and other investments in the ordinary course of business.

The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time, is currently 4% of deposits and short-term borrowings. It is the Bank's policy to maintain average monthly levels of liquid assets of at least 50 basis points higher than the minimum requirement, primarily as a part of its asset and liability management strategy of increasing its levels of rate-sensitive interest-earning assets. At September 30, 1999, the Bank had cash and investments that exceeded the minimum regulatory requirement. In addition, the Bank had certain investments in mortgage-backed securities aggregating $197.0 million that also qualify as liquid assets under OTS regulations. The Bank intends to hold such investments in mortgage-backed securities until maturity. However, such investments may be used as collateral for borrowing as such need arises. The Bank's total liquidity position as of September 30, 1999 was $344.1 million, which was $305.4 million in excess of the minimum requirement of $38.7 million.

The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. The Bank will consider increasing its borrowings from the Federal Home Loan Bank of Atlanta from time to time to hedge against future increases in prevailing deposit account interest rates. In addition, the Bank holds unpledged fixed and adjustable rate mortgage-backed securities totaling $195.7 million at September 30, 1999 that could be used as collateral under repurchase transactions with securities dealers. Repurchase transactions serve as secured borrowings and provide a source of short-term liquidity for the Bank.

Net cash provided by the Company's operating activities was $24.6 million, $20.7 million, and $15.5 million for the years ended September 30, 1999, 1998 and 1997, respectively.

Net cash used by the Company's investing activities was $115.5 million, $188.2 million, and $93.8 million for the years ended September 30, 1999, 1998 and 1997, respectively. The decrease in 1999 was principally due to a $28.3 million net decrease in mortgage-backed securities and a $61.1 million net decrease in investment securities partially offset by a net increase of $13.5 million in loans. The increase in 1998 was principally due to a $43.6 million net increase in loans and a $50.9 million increase in the purchase of investment securities.

Net cash provided by the Company's financing activities was $90.4 million, $198.4 million, and $62.7 million for the years ended September 30, 1999, 1998, and 1997, respectively. The increase in 1998 was principally due to $150.2 million net proceeds from the Stock Offering.

The Bank's liquid assets consist primarily of investment securities, federal funds and cash. At September 30, 1999, the Bank had liquid assets of $150.2 million, with loan commitments of $50.2 million (consisting of unused lines of credit to homebuilders and residential and commercial loan commitments), letters of credit of $2.0 million and unfunded loans in process of $70.7 million (the latter consisting primarily of residential loans in process).

Harbor Florida Bancshares, Inc. (the holding company) has cash requirements to pay dividends to shareholders and the holding company's expenses. During 1999, the holding company expended $8.5 million for dividends and expenses. As of September 30, 1999, the holding company had $9.8 million in cash and $6.8 million in available for sale securities and is eligible to receive dividends from the Bank in order to meet future cash requirements. Management believes that sufficient financial resources exist at the holding company level to meet its obligations for the next twelve months. As of September 30, 1999, $20 million was available for distribution from the Bank to the holding company without further regulatory approval.

Impact of New Accounting Standards

In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). The effective date for Statement 133 was delayed by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - deferral of the effective date of FASB No. 133" ("Statement 137"), to fiscal years beginning after June 15, 2000. Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It is currently anticipated that the Company will adopt Statement 133 on October 1, 2000, and that the statement will not have a significant financial statement impact upon adoption.

In October, 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." ("Statement 134") Statement 134 is effective for the first fiscal year beginning after December 15, 1998, with earlier adoption permitted. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage entity. It is currently anticipated that the Company will adopt Statement 134 on October 1, 1999, and that the statement will not have a significant financial statement impact upon adoption.

Year 2000 Considerations

The Year 2000 problem represents one of the biggest challenges to face the information technology age. The problem results from efforts to store data efficiently in the early years of computer development, when computer memory was at a premium. In those years, computer programmers made the decision, almost universally followed, to store the year as a two-digit number (e.g., 75) instead of a four-digit number (e.g., 1975). Therefore, when the next century arrives, the date "00" may be interpreted as "1900" instead of "2000". This can cause systems to lock up, crash or provide erroneous information. The Year 2000 problem affects computer systems in all industries, both domestically and internationally. It is a complex and difficult problem because of the number of systems potentially impacted and the interdependence of systems.

The Company has been addressing Year 2000 issues, by developing plans and implementing solutions utilizing the guidelines and five management phases recommended by the Federal Financial Institutions Examination Council (FFIEC). The five phases along with a sample of tasks within each phase follows: 1) Awareness - Define the Year 2000 issues, gain executive level support, commit resources to the Year 2000 challenge, establish a project team, develop a strategy to address all internal and external systems, and contact vendors to discuss their Year 2000 plans; 2) Assessment - Identify, assess, and prioritize the Company's date sensitive items and processes then detail the magnitude of effort necessary to address them, evaluate the Company's commercial customer's readiness, and begin reviewing and modifying existing contingency plans as necessary; 3) Renovation - Convert, replace or eliminate software, hardware and other date sensitive items as needed and monitor vendors' Year 2000 progress; 4) Validation - Test and verify software, systems components, other applicable date sensitive items; and 5) Implementation - Put tested date sensitive items into production, continue to monitor vendors' Year 2000 readiness, and implement contingency plans as necessary.

The Year 2000 issue is the Company's top technology priority. Even so, the Company is treating this problem as a "business" issue, and not one just affecting technology. To successfully prepare for the Year 2000, enterprise coordination has been established and resources have been mobilized across the Company to support this effort. The Company developed a Year 2000 plan (the "Millennium Plan") which was first presented to the Board of Directors during June 1997. Management provides regular progress reports to the Company's Systems Corporate Steering Committee, which oversees all Systems activities, including the Year 2000. The Board of Directors is also updated monthly on the Company's Year 2000 process.

In addition, the Company has put together an extensive Year 2000 Awareness program. Various activities have been implemented to educate both consumers and employees on the Year 2000. Such activities include: enclosing various brochures as statement stuffers for all account holders; conducting on-going contact with our commercial customers; establishing a Year 2000 Hotline; printing the telephone number for this hotline on customer transaction receipts; posting Year 2000 announcements, including scam alerts, on branches community bulletin boards; publishing Year 2000 information on the Company's web site; providing on-going Year 2000 training to all Company employees; and providing an internal monthly Year 2000 newsletter to all Company employees.

The Company identified and assessed its system level operations including applications software; data processing hardware platforms such as personal computers and automated teller machines; customer, service bureau, and third party interfaces; operating systems and networking software; and environmental systems such as climate control systems, sprinklers, elevators, and security systems. To assess the date sensitive items, each was identified as mission critical, mission necessary, mission important and non-mission necessary. Mission critical items are the primary focus for the Company. The largest component of mission critical items is the Company's service bureau. The Company is actively monitoring and involved with the service bureau's progress to achieve Year 2000 readiness. The Company has had a significant role in testing the service bureau's systems. The service bureau's core dollars system (the Company's customer, general ledger, account, and database) is considered 100% complete.

Management  also  continues  to work with other third  party  vendors to monitor their Year 2000 readiness. The Company is primarily reliant on external third party vendors for its computer processing and output, as well as other significant functions and services. Based upon the current assessment, management believes that the Company's third party vendors are taking the appropriate steps to ensure critical systems will function properly for the Year 2000.

While the Company has received such assurances from these vendors, risk exists in that the assurances are not guarantees and may not be enforceable. Thus, in the event such vendors' products and/or services are not Year 2000 compliant, the Company's recourse may be limited. If the required modifications and conversions are not completed on a timely basis, the Year 2000 issue could have a material impact on the operations of the Company. Other risk factors associated with the Year 2000 event include the risk that the Company's business could be disrupted due to the service bureau and customer system failures, or even the possible loss of electrical power or phone service. The Company could also be subjected to litigation due to Year 2000 noncompliance from customers, borrowers and vendors as a result of both internal and third party system failures.

Because testing helps reduce the risk associated with Year 2000 failures, the Company began testing during the last quarter of 1997. The Company met its goals of having all internal mission critical and mission necessary systems compliant before December 31, 1998 and substantially all other mission critical and mission necessary systems tested and implemented by June 30, 1999.

It is the intention of the Company to maintain normal business operations during the Year 2000 transition and beyond. The Company has developed its own company-wide Year 2000 Contingency Plan and Procedures as an addition to the Company's Corporate Contingency Plan. Together these documents provide the means to help insure the continuity of daily operations in the event of a loss of essential resources due to Year 2000 induced failures. They describe individual contingency plans and procedures concerning distinctive software and hardware issues, operational guidelines for continuing operations, and specific policies and procedures to follow on the occurrence of a power outage, computer interruptions, telecommunication interruptions, hurricanes, etc. These documents also identify participants, processes and equipment that will be necessary to permit the Company to continue operations. Testing of contingency actions started August 1, 1998 and was completed by September 30, 1999. Adjustments and further testing of contingency plans and procedures will be completed as necessary.
                                       15

Management has also completed a review of risk related to the Company's customers. Upon review of customer risk, it was determined that only commercial loan customers posed any significant potential risk related to the Year 2000. As of September 30, 1999, the Company had contacted all of its commercial loan customers (672 outstanding commercial loans with a total dollar amount of $161,400,238) regarding the customers' awareness of the Year 2000 problem. While no assurance can be given that its customers will be Year 2000 compliant, management believes, based on representations of such customers and reviews of their operations, that the customers are either addressing the appropriate issues to insure compliance or that they are not faced with material Year 2000 issues. As of September 30, 1999, such a reserve was not necessary. Furthermore, in substantially all cases the credit extended to such borrowers is collateralized by real estate, which inherently minimizes the Company's exposure in the event that such borrowers do experience problems or delays becoming Year 2000 compliant. Additionally, management has developed a Year 2000 Cash and Liquidity Contingency Plan should any unlikely problems occur with Fund Takers, Funds Providers or Capital Market/Asset Management Counterparties.

A Year 2000 budget has been established. Although the costs of modifications to the existing software is being primarily absorbed by the third party vendors, the Company recognized the need to purchase new hardware and software. Based upon current estimates, the Company has identified approximately $800,000 in total costs, including hardware, software, and other issues, for completing the Year 2000 project. Of that amount, approximately $490,000 was incurred during the year ended September 30, 1998 and approximately $260,000 was incurred during the year ending September 30, 1999. The remaining $50,000 is budgeted for year ending September 30, 2000.

Due to the general uncertainty inherent in the Year 2000 issues, there can be no assurance that potential systems interruptions or unanticipated additional expense incurred to obtain Year 2000 compliance would not have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. Nevertheless, the Company believes that, with the implementation and completion of the Year 2000 process, the possibility of significant interruptions of normal operations and additional expenses should be reduced.

The Year 2000 information provided herein should be read in connection with the Year 2000 Information and Readiness Disclosure Act which, among other things, mandates that certain Year 2000 readiness disclosures may not be used in litigation. Further, all disclosure concerning Year 2000 issues should be considered "Year 2000 Readiness Disclosure" pursuant to the Year 2000 Information and Readiness Disclosure Act.

Independent Auditors' Report















Board of Directors
Harbor Florida Bancshares, Inc.:

We have audited the accompanying consolidated statements of financial condition of Harbor Florida Bancshares, Inc., (formerly Harbor Florida Bancorp, Inc.) and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of Harbor Florida Bancshares, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Florida
Bancshares, Inc. and subsidiaries at September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999 in conformity with generally accepted accounting principles.



                                                       KPMG LLP



West Palm Beach, Florida
October 8, 1999


Consolidated Statements of Financial Condition
 September 30, 1999 and 1998                                               1999                1998
                                                                           ----                ----
                                                                      (Dollars in thousands except share
                                                                                     data)
 Assets:
 Cash and amounts due from depository institutions                       $ 30,214            $ 23,861
 Interest-bearing deposits in other banks                                  32,959              19,902
 Federal funds sold                                                           ---              20,000
 Investment securities held to maturity (estimated
    market value of $10,844 in 1999 and
    $30,273 in 1998)                                                       10,910              29,989
 Investment securities available for sale at
    estimated market value                                                 76,166              71,516
 Mortgage-backed securities held to maturity
    (estimated market value of $193,474 in 1999
    and $204,842 in 1998)                                                 196,971             201,049
 Loans held for sale (estimated market value
    of $1,747 in 1999 and $736 in 1998)                                     1,747                 714
 Loans, net                                                             1,070,335             944,700
 Accrued interest receivable                                                7,580               7,872
 Real estate owned                                                            911               2,534
 Premises and equipment, net                                               20,139              16,927
 Federal Home Loan Bank stock                                              11,250               8,212
 Goodwill, net                                                              2,361               2,563
 Other assets                                                               1,007                 744
                                                                       ----------          ----------
               Total assets                                            $1,462,550          $1,350,583
                                                                       ==========          ==========

 Liabilities and Stockholders' Equity:
 Liabilities:
    Deposits                                                            $ 977,595           $ 918,126
    Long-term debt                                                        225,000             145,000
    Advance payments by borrowers for taxes and insurance                  18,951              17,608
    Income taxes payable                                                       22                 761
    Other liabilities                                                       5,060               5,369
                                                                        ---------           ---------
               Total liabilities                                        1,226,628           1,086,864
                                                                        ---------           ---------

 Stockholders' Equity:
    Preferred stock; $.10 par value; authorized 10,000,000
        shares; none issued and
        outstanding                                                           ---                 ---
    Common stock; $.10 par value; authorized 70,000,000
        shares; 31,099,967 shares issued and 28,008,627
        outstanding at September 30, 1999 and 30,909,830 issued and
        outstanding at September 30, 1998                                   3,110               3,091
    Paid-in capital                                                       191,016             189,958
    Retained earnings                                                      96,485              83,355
    Common stock purchased by:
        Employee stock ownership plan (ESOP)                              (12,746)            (13,344)
        Recognition and retention plans (RRP)                              (6,258)                ---
    Accumulated other comprehensive income (loss), net                        (70)                659
    Treasury stock, at cost, 3,091,340 shares at September 30, 1999       (35,615)                ---
                                                                          -------             -------
             Total stockholders' equity                                   235,922             263,719
                                                                       ----------          ----------
             Total liabilities and stockholders' equity                $1,462,550          $1,350,583
                                                                       ==========          ==========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Earnings

Years ended September 1999, 1998, and 1997

                                                              1999           1998            1997
                                                          (Dollars in thousands except per share data)
 Interest income:
    Loans                                                    $82,107        $76,231        $68,847
    Investment securities                                      6,107          4,945          3,866
    Mortgage-backed securities                                13,173         11,301         10,088
    Other                                                      2,497          2,681          2,013
                                                             -------         ------         -----
             Total interest income                           103,884         95,158         84,814
                                                             -------         ------         ------
 Interest expense:
    Deposits                                                  37,719         40,219         39,144
    Other                                                     11,121          6,439          6,015
                                                              ------          -----          -----
             Total interest expense                           48,840         46,658         45,159
                                                              ------         ------         ------
             Net interest income                              55,044         48,500         39,655
 Provision for loan losses                                       816            297            782
                                                              ------         ------            ---
             Net interest income after provision for
                loan losses                                   54,228         48,203         38,873
                                                              ------         ------         ------
 Other income:
    Other fees and service charges                             5,319          3,986          3,308
    Income (losses) from real estate operations                  405            (41)           145
    Gain on sale of mortgage loans                                57            142            188
    Other                                                        213          1,763            572
                                                                 ---          -----            ---
             Total other income                                5,994          5,850          4,213
                                                               -----          -----          -----
 Other expenses:
    Compensation and employee benefits                        15,413         14,282         11,931
    Occupancy                                                  3,422          3,365          3,046
    Data processing services                                   1,304          1,244          1,188
    Advertising and promotion                                  1,038          1,010            942
    Other                                                      4,672          4,543          4,041
                                                               -----          -----          -----
             Total other expense                              25,849         24,444         21,148
                                                              ------         ------         ------

             Income before income taxes                       34,373         29,609         21,938
 Income tax expense                                           13,154         12,243          8,611
                                                              ------         ------          -----
             Net income                                     $ 21,219       $ 17,366       $ 13,327
                                                            ========       ========       ========

    Net income per share
                   Basic                                     $ .77           $ .58         $ .44
                                                             =====           =====         =====
                   Diluted                                   $ .76           $ .57         $ .43
                                                             =====           =====         =====

See accompanying notes to consolidated financial statements.

 Consolidated Statements of Stockholders' Equity and Comprehensive Income Years ended September 30, 1999, 1998 and 1997

                                                                                       Common
                                                                                        stock                Accum.
                                                                                        purch.               other
                                                                  Common     Common      by                 compre-
                           Compre-                                 Stock     stock    deferred   Treasury   hensive
                           hensive   Common  Paid-in  Retained   Purchased  purchased   comp       stock     income
                           Income    Stock   Capital  earnings    by ESOP    by RRP's   plan      purchased   (loss)   Total
                                                                  (Dollars in thousands)

 Balance at September
   30, 1996                         $3,029  $22,359   $60,893     $(674)      $(53)   $(673)       $ -     $ (49)    $84,832
 Comprehensive income
 Net income               $13,327         -        -    13,327         -          -        -          -         -      13,327
 Other comprehensive
    income, net of
    tax:
  Unrealized gain on
      securities
      available for
      sale                     42         -        -         -         -          -        -          -        42          42
                          -------
 Comprehensive income     $13,369
 Stock options
    exercised                            23      367         -         -          -        -          -         -         390
 Amortization of
    award of ESOP and
    RRP's                                 -      856         -       300         53        -          -         -       1,209
 Dividends paid                           -        -    (3,017)        -          -        -          -         -      (3,017)
 Stock purchased by
    deferred comp.
    Plan                                  -        -         -         -          -     (273)         -         -        (273)
 Tax benefit of stock
    plans                                 -      292         -         -          -        -          -         -         292
                                     ------  -------   -------     ------       ---    ------        --      -----   --------
 Balance at September
    30, 1997                         $3,052  $23,874   $71,203     $(374)       $ -    $(946)        $-      $ (7)   $ 96,802
                                     ------  -------   -------     ------       ---    ------        --      -----   --------
 Comprehensive income
 Net income               $17,366         -        -    17,366         -          -        -          -         -      17,366
 Other comprehensive
    income, net of
    tax:
   Unrealized gain on
      securities
      available for
      sale                    666         -        -         -         -          -        -          -       666         666
                          -------
 Comprehensive income     $18,032         -        -         -         -          -        -          -         -           -
                          =======
 Reorganization of MHC                    -        -       200         -          -        -          -         -         200
 Proceeds of stock
    offering, net                         -  163,493         -         -          -        -          -         -     163,493
 Issuance of ESOP
    shares                                -        -         -    (13,269)         -        -          -         -     (13,269)
 Stock options
    exercised                            39      618         -         -          -        -          -         -         657
 Amortization of
    award of ESOP and
    RRP's                                 -    1,798         -       299          -        -          -         -       2,097
 Dividends paid                           -        - (5,414)           -          -        -          -         -      (5,414)
 Tax benefit of stock
    plans                                 -      175         -         -          -        -          -         -         175
 Stock purchased by
    deferred comp plan                    -        -         -         -          -     (100)         -         -        (100)
 Satisfaction of
    deferred
    compensation
    liability                             -        -         -         -          -    1,046                    -       1,046
                                    -------  -------  --------  ---------       ---    -----         --     -----    --------
 Balance at September
    30, 1998                        $ 3,091 $189,958  $ 83,355  $(13,344)       $ -    $   -         $-     $ 659    $263,719
                                    ------- --------  --------  ---------       ---    -----         --     -----    --------

                                                                                       Common
                                                                                        stock                Accum.
                                                                                        purch.               other
                                                                  Common     Common      by                 compre-
                           Compre-                                 Stock     stock    deferred   Treasury   hensive
                           hensive   Common  Paid-in  Retained   Purchased  purchased   comp       stock     income
                           Income    Stock   Capital  earnings    by ESOP    by RRP's   plan      purchased   (loss)   Total
                                                                  (Dollars in thousands)


 Balance at September
    30, 1998
    (continued)                     $ 3,091 $189,958  $ 83,355  $(13,344)       $ -     $  -         $-     $ 659    $263,719
 Comprehensive income
 Net income               $21,219         -        -    21,219         -          -        -          -         -      21,219
 Other comprehensive
    income, net of
    tax:
  Unrealized loss on
      securities
      available for
      sale                   (729)        -        -         -         -          -        -          -      (729)       (729)
                          -------
 Comprehensive income     $20,490         -        -         -         -          -        -          -         -           -
                          =======
 Stock options
    exercised                            19      383         -         -          -        -          -         -         402
 Amortization of
    award of ESOP and
    RRP's                                 -      515         -       598        913        -          -         -       2,026
 Dividends paid                           -        -    (8,089)        -          -        -          -         -      (8,089)
 Tax benefit of stock
    plans                                 -      160         -         -          -        -          -         -         160
 Purchase RRP shares                      -        -         -         -     (7,171)       -          -         -      (7,171)
 Purchase treasury
    shares                                -        -         -         -          -        -    (35,615)        -     (35,615)
                                    -------  -------  --------   -------  ---------      ---  ---------     ------   --------
 Balance at September
    30, 1999                        $ 3,110 $191,016  $ 96,485  $(12,746)  $ (6,258)     $ -  $ (35,615)    $ (70)   $235,922
                                    ======= ========  ========  ========  =========      ===  =========     =====    ========

See accompanying notes to consolidated financial statements.

 Consolidated Statements of Cash Flows
 Years ended September 30, 1999, 1998 and 1997

                                                                          1999             1998            1997
                                                                          ----             ----            ----
                                                                                   (Dollars in thousands)
 Cash provided by operating activities:
    Net income                                                          $ 21,219         $ 17,366        $ 13,327
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Amortization of stock benefit plans                                2,026            2,097           1,209
        Tax benefit of stock plans credited to capital                        160             175             292
        ESOP forfeitures transferred to treasury stock                       (44)             ---             ---
        Originations of loans held for sale                               (9,408)          (9,556)         (5,360)
        Proceeds from sale of loans held for sale                          8,432            9,125           8,583
        Depreciation and amortization                                      1,601            1,282           1,103
        Deferred income tax provision (benefit)                              (66)            (208)          1,781
        Increase in deferred loan fees and costs                           2,156            1,816           1,133
        Amortization of deferred loan fees and costs                      (1,650)          (1,195)           (926)
        Amortization of goodwill                                             202              221             236
        Net amortization (accretion) of other purchase
           accounting adjustments                                             80               80            (12)
        Gain on sale of premises and equipment                                (2)            (594)           (239)
        Gain on sale of real estate owned                                   (207)            (176)           (127)
        Gain on sale of loans held for sale                                  (57)            (142)           (188)
        Accretion of discount on purchased loans                             (13)            (352)            (17)
        (Increase) decrease in accrued interest receivable                   292             (839)           (411)
        Provision for loan losses                                            816              297             782
        Provision for (recovery of) losses on real estate owned             (186)             136            (150)
        (Increase) decrease in other assets                                 (263)             277             157
        Increase (decrease)  in income taxes payable                        (739)             133            (334)
        Increase (decrease) in other liabilities                             216              746          (5,371)
                                                                          ------           ------          ------

        Net cash provided by operating activities                         24,565           20,689          15,468
                                                                          ------           ------          ------

 Cash used by investing activities:
    Net increase in loans                                               (126,827)        (113,365)        (69,732)
    Purchase of mortgage-backed securities                               (70,074)        (100,222)        (61,769)
    Proceeds from principal repayments of mortgage-
        backed securities                                                 73,986           75,827          38,031
    Proceeds from maturities and calls of investment securities
        held to maturity                                                  20,000            5,000          35,000
    Purchase of investment securities held to maturity                      (915)         (29,983)        (20,000)
    Proceeds from maturities and calls of investment securities
        available for sale                                                20,000           47,582          15,533
    Purchase of investment securities available for sale                 (25,805)         (70,427)        (29,500)
    Proceeds from sale of real estate owned                                1,818            2,111           2,202
    Purchase of premises and equipment                                    (4,801)          (5,602)         (4,068)
    Proceeds from sale of premises and equipment                             118            1,460             587
    FHLB stock purchase                                                   (3,038)            (617)           (437)
    Other                                                                    ---              ---             306
                                                                        ---------        ---------        --------     ---

        Net cash used by investing activities                           (115,538)        (188,236)        (93,847)
                                                                        ---------        ---------        --------

                                                                          1999             1998            1997
                                                                          ----             ----            ----
                                                                                   (Dollars in thousands)
 Cash provided by financing activities:
    Net increase in deposits                                              59,469            6,751          59,816
    Net (repayments of) proceeds from short-term borrowings                  ---          (30,400)          5,100
    Repayments of long-term borrowings                                       ---              (75)           (299)
    Net proceeds from long-term borrowings                                80,000           75,000             ---
    Increase in advance payments by borrowers for
        taxes and insurance                                                1,343            1,682             712
    Dividends paid                                                        (8,089)          (5,414)         (3,017)
    Common stock options exercised                                           402              657             390
    Purchase of common stock by recognition and retention plan            (7,171)             ---             ---
    Purchase of  treasury stock                                          (35,571)             ---             ---
    Net proceeds from issuance of common stock                               ---          150,224             ---
                                                                          ------          -------          ------

        Net cash provided by financing activities                         90,383          198,425          62,702
                                                                          ------          -------          ------

        Net increase (decrease) in cash and cash equivalents                (590)          30,878         (15,677)

 Cash and cash equivalents - beginning of period                          63,763           32,885          48,562
                                                                          ------           ------          ------

 Cash and cash equivalents - end of period                              $ 63,173         $ 63,763        $ 32,885
                                                                        ========         ========        ========


 Supplemental disclosures:
    Cash paid for:
        Interest                                                        $ 48,435         $ 46,509        $ 45,159
        Taxes                                                             13,799           12,142           6,918
    Noncash investing and financing activities:
        Additions to real estate acquired in settlement
            of loans through foreclosure                                   1,488            2,815           2,459
        Sale of real estate owned financed by the Company                  1,685              524           1,337
        Change in unrealized gain (loss) on securities
            available for sale                                            (1,187)           1,084              68
        Change in deferred taxes related to securities
            available for sale                                               458             (418)            (26)
        Transfer of loans held for sale to held for maturity                 ---              ---           1,693
        Issue ESOP common stock                                              ---           13,269             ---
        Addition to retained earnings due to merger of Harbor
             Financial, M.H.C.                                               ---              200             ---
        Satisfaction of deferred compensation plan                           ---            1,046             ---
        Transfer to short-term borrowings from long-term debt                ---              300             ---
        Distribution of RRP shares                                           913              ---             ---

    See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

September 30, 1999, 1998, and 1997

(1)    Summary of Significant Accounting Policies

(a)    Nature of Business, Reorganization and Offering of Common Stock

Harbor Florida Bancshares, Inc. (the "Company" or "Bancshares") is the holding company for Harbor Federal Savings Bank (the "Bank"). The Company owns 100% of the Bank's common stock. Currently, it engages in no other significant activities beyond its ownership of the Bank's common stock. Consequently, its net income is derived from the Bank. The Bank provides a wide range of banking services and is engaged in the business of attracting deposits primarily from the communities it serves and using these and other funds to originate primarily one-to-four family first mortgage loans for retention in its portfolio.

Prior to March 18, 1998, the Company's predecessor entity, Harbor Florida Bancorp, Inc. ("Bancorp"), was owned approximately 53.37% by Harbor Financial M.H.C. ("Mutual Holding Company") and 46.63% by public shareholders. On March 18, 1998, pursuant to a plan of conversion and reorganization, and after a series of transactions: (1) a new entity, Bancshares, became the surviving corporate entity, (2) Bancshares sold the ownership interest in Bancorp previously held by the Mutual Holding Company to the public in a subscription offering (the "Offering") (16,586,752 common shares at $10.00 resulting in net cash proceeds after costs and funding the ESOP (note 17) of approximately $150 million), (3) previous public shareholders of Bancorp had their shares exchanged into 14,112,400 common shares of Bancshares (exchange ratio of 6.0094 to 1) (the "Exchange"), and (4) the Mutual Holding Company ceased to exist. The total number of shares of common stock outstanding following the Offering and Exchange was 30,699,152. The reorganization was accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments. As a result of the reorganization, the consolidated financial statements for prior periods have been restated to reflect the changes in the par value of common stock from $.01 to $.10 per share and in the number of authorized shares of common stock from 13,000,000 to 70,000,000.

(b)    Basis of Presentation

The accompanying consolidated financial statements include the accounts of Harbor Florida Bancshares, Inc., the Bank and the Bank's wholly owned subsidiaries. In consolidation, all significant intercompany accounts and transactions have been eliminated.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties.

As of September 30, 1999, substantially all of the Company's loans and investment in real estate owned are secured by real estate in the counties in which the Company has branch facilities: St. Lucie, Indian River, Brevard, Martin and Volusia Counties, Florida. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in the above counties. Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the above counties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

(c)    Loan Origination and Commitment Fees and Related Costs

Loan fees and certain direct loan origination costs are deferred, and the net fee is recognized in income using the interest method over the contractual life of the loans. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

(d)    Loan Interest Income

The Company reverses accrued interest related to loans which are 90 days or more delinquent or placed on non-accrual status. Such interest is recorded as income when collected. Amortization of net deferred loan fees and accretion of discounts are discontinued for loans that are 90 days or more delinquent. Interest income on impaired loans is recognized on an accrual basis unless designated nonaccrual as noted above.

(e)    Investment and Mortgage Backed Securities

Bonds, notes, and other debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Available-for-sale securities consist of bonds, notes, other debt securities and certain equity securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are reported at estimated market value and include securities that are being held for an unspecified period of time, such as those the Company would consider selling to meet liquidity needs or as part of the Company's risk management program. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized.

Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary results in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

The Company does not purchase, sell or utilize off-balance sheet derivative financial instruments or derivative commodity instruments.

At September 30, 1999 and 1998, the Company had no commitments to sell investment or mortgage-backed securities.

(f)     Loans

Loans are stated at unpaid principal balances, less loans in process, the allowances for loan losses and net deferred loan origination fees and discounts.

Discounts on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity.

The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" (Statement 5). The following is a description of how each portion of the allowance for loan losses is determined.

The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate; residential real estate; commercial business; and consumer. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. General loss percentages are calculated based upon historical analyses. A supplemental portion of the allowance is calculated for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

Specific allowances are provided in the event that the specific collateral analysis on each classified loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan loss is debited or credited in order to state the allowance for loan losses to the required level as determined above.

The Company considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Company may measure impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (b) the observable market price of the impaired loans, or (c) the fair value of the collateral of a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis, except for collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. In a troubled debt restructuring involving a restructured loan, the Company measures impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

(g)    Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market, comprised of 1-4 family residential loans, are carried at the lower of cost or estimated market value, in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

(h)    Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in income (losses) from real estate operations.

(i)     Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation of premises and equipment is provided on the straight-line method over the estimated useful lives of the related assets. Estimated lives are three to fifty years for buildings and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized on the straight-line method over the shorter of the remaining term of the related leases or their estimated useful lives.

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.

(j)     Goodwill

Goodwill is being amortized on a straight-line basis over its estimated useful life of 15 years. Goodwill is evaluated by management for impairment whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable based on facts and circumstances related to the value of net assets acquired that gave rise to the goodwill.

(k)    Income Taxes

The Company and its subsidiaries file consolidated income tax returns. The Company uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The tax bad debt reserve method previously available to thrift institutions was repealed for the Bank effective for the year beginning October 1, 1996. Consequently, the Bank changed from the reserve method to the specific charge-off method to compute its bad debt deduction for the tax year beginning October 1,1996.

As a result of this change in accounting method, the Bank must recapture the portion of its bad debt reserve (other than the supplemental reserve) that exceeds its base year reserve (i.e., its tax reserve for the last tax year beginning before 1988). For financial statement purposes, the Bank has previously provided deferred taxes on the amount of the bad debt reserve in excess of the base year. At the time the Bank was required to change its method of accounting, the total reserve subject to recapture and the base year reserve was approximately $6.8 million and $14.8 million, respectively.

The recapture amount resulting from the change in the method of accounting is required to be taken into taxable income ratably (on a straight-line basis) over a six-year period. If the Bank meets certain residential lending requirements, the commencement of the recapture period may be delayed until the first taxable year ending after December 31, 1997. The Bank met such requirements for the tax years beginning October 1, 1996 and 1997 and began the recapture period in the tax year beginning October 1, 1998.

The Bank's base year reserve must be recaptured into taxable income as a result of certain non-dividend distributions. A distribution is a non-dividend distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution it, together with all other such distributions during the taxable year, exceeds the Bank's current and post-1951 accumulated earnings and profits. The amount charged against the bank's bad debt reserves in respect to a distribution, which is includible in gross income, will equal the amount of such distribution, increased by the amount of federal income tax resulting from such inclusion.

(l)     Pension Plan

The Company's policy is to fund pension costs as they accrue based on normal cost.

(m)     Stock-Based Compensation

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (Statement 123). This standard allows the use of either the fair value based method described in Statement 123 or the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." ("APB 25") The Company has elected to continue accounting for stock based compensation under the APB 25 method and disclose the pro forma impact of Statement 123.

(n)     Statement of Cash Flows

Cash equivalents include amounts due from banks, interest-bearing deposits in other banks and Federal funds sold. For purposes of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

(o)     Net Income Per Share

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement 128"). Statement 128 is effective for financial statements issued for periods ending after December 15, 1997. Statement 128 replaced primary and fully diluted earnings per share ("EPS") with basic and diluted EPS. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if options, convertible securities or warrants to issue common shares were exercised.

(p)    Reclassification

Certain amounts included in the 1998 and 1997 consolidated financial statements have been reclassified in order to conform to the 1999 presentation.

(q)    Derivative Instruments

The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined by Statement of Financial Accounting Standards No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments."

(r)    New Accounting Pronouncements

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). The effective date for Statement 133 was delayed by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - deferral of the effective date of FASB No. 133" ("Statement 137"), to fiscal years beginning after June 15, 2000. Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It is currently anticipated that the Company will adopt Statement 133 on October 1, 2000, and that the statement will not have a significant financial statement impact upon adoption.

In October, 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." ("Statement 134") Statement 134 is effective for the first fiscal year beginning after December 15, 1998, with earlier adoption permitted. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage entity. It is currently anticipated that the Company will adopt Statement 134 on October 1, 1999, and that the statement will not have a significant financial statement impact upon adoption.

(2)    Investment and Mortgage-backed Securities

The amortized cost and estimated market value of investment and mortgage-backed securities at September 30, 1999 are as follows:

                                                          Gross        Gross       Estimated
                                        Amortized      unrealized    unrealized     market
                                           cost           gains        losses        value
                                                        (Dollars in thousands)
Available for sale:
   FHLB notes                             $ 50,000        $ ---         $498      $ 49,502
   FNMA notes                               19,961          ---           86        19,875
   Equity securities                         6,320          577          108         6,789
                                             -----          ---          ---         -----
                                            76,281          577          692        76,166
                                            ------          ---          ---        ------
Held to maturity:
   FHLB notes                                9,995          ---            3         9,992
   Municipal securities                        915          ---           63           852
                                               ---          ---           --           ---
                                            10,910          ---           66        10,844
                                            ------          ---           --        ------

   FHLMC mortgage-backed securities         88,191          312        2,444        86,059
   FNMA mortgage-backed securities         108,780          314        1,679       107,415
                                           -------          ---        -----       -------
                                           196,971          626        4,123       193,474
                                           -------          ---        -----       -------
                                          $284,162       $1,203       $4,881      $280,484
                                           =======        =====        =====       =======

The amortized cost and estimated market value of investment and mortgage-backed securities at September 30, 1998 are as follows:

                                                          Gross      Gross     Estimated
                                             Amortized  unrealized unrealized   Market
                                                cost      gains      losses     Value
                                                ----      -----      ------     -----
                                                         (Dollars in thousands)
Available for sale:
   FHLB notes                                $ 50,000      $ 721      $---     $ 50,721
   FNMA notes                                  19,929        414       ---       20,343
   Other securities                               514        ---        62          452
                                                  ---        ---        --          ---
                                               70,443      1,135        62       71,516
                                               ------      -----        --       ------
Held to maturity:
   FHLB notes                                  19,989        279       ---       20,268
   FNMA notes                                  10,000          5       ---       10,005
                                               ------          -       ---       ------
                                               29,989        284       ---       30,273
                                               ------        ---       ---       ------

   FHLMC mortgage-backed securities            65,610      1,338       ---       66,948
   FNMA mortgage-backed securities            135,439      2,455       ---      137,894
                                              -------      -----       ---      -------
                                              201,049      3,793       ---      204,842
                                              -------      -----       ---      -------
                                             $301,481     $5,212      $ 62     $306,631
                                              =======      =====       ===      =======

The amortized cost and estimated market value of debt securities at September 30, 1999 and September 30, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                 1999                  1998
                                                 ----                  ----
                                                     Estimated              Estimated
                                           Amortized  market    Amortized    market
                                             cost     value       cost       value
                                             ----     -----       ----       -----
                                                     (Dollars in thousands)
Available for sale:
   Due in one year or less                   $  ---    $  ---      $  ---     $  ---
   Due in one to five years                  69,961    69,377      69,929     71,064
                                             ------    ------      ------     ------
                                             69,961    69,377      69,929     71,064
                                             ------    ------      ------     ------
Held to maturity:
   Due in one year or less                    9,995     9,992         ---        ---
   Due in one to five years                     ---       ---      29,989     30,273
   Due after ten years                          915       852         ---        ---
                                                ---       ---         ---        ---
                                             10,910    10,844      29,989     30,273
                                             ------    ------      ------     ------

   FHLMC mortgage-backed securities          88,191    86,059      65,610     66,948
   FNMA mortgage-backed securities          108,780   107,415     135,439    137,894
                                            -------   -------     -------    -------
                                            196,971   193,474     201,049    204,842
                                            -------   -------     -------    -------
                                           $277,842  $273,695    $300,967   $306,179
                                            =======   =======     =======    =======

There were no sales of available for sale securities during 1999, 1998, or 1997. As of September 30, 1999, the Company had pledged securities with a market value of $919,000 and a carrying value of $972,000 to collateralize the public funds on deposit. The Company had also pledged mortgage-backed securities with a market value of $1,027,000 and a carrying value of $1,010,000 to collateralize treasury, tax and loan accounts as of September 30, 1999.

(3)         Loans

Loans at September 30, 1999 and 1998 are summarized below:

                                               1999             1998
                                               ----             ----
                                              (Dollars in thousands)
Mortgage loans:
   Construction 1-4 family                   $ 91,922        $ 66,671
   Permanent 1-4 family                       788,408         707,078
   Multi-family                                15,141          11,074
   Nonresidential                              99,824          84,254
   Land                                        41,882          27,562
                                               ------          ------
       Total mortgage loans                 1,037,177         896,639
                                            ---------         -------

Other loans:
   Commercial nonmortgage                      21,192          15,074
   Home improvement                            17,205          19,016
   Manufactured housing                        16,190          16,418
   Other consumer                              65,489          59,223
                                               ------          ------
       Total other loans                      120,076         109,731
                                              -------         -------
       Total loans                          1,157,253       1,006,370
                                            ---------       ---------

Less:
   Loans in process                            70,722          46,152
   Net deferred loan fees and discounts         4,244           3,700
   Allowance for loan losses                   11,952          11,818
                                               ------          ------
                                               86,918          61,670
                                               ------          ------
       Total loans, net                    $1,070,335      $  944,700
                                            =========       =========

Weighted average yield                          8.07%           8.50%

An analysis of the allowance for loan losses for the years ended September 30, 1999, 1998 and 1997 follows:

                                       1999        1998      1997
                                       ----        ----      ----
                                         (Dollars in thousands)
Beginning balance                   $ 11,818    $ 11,691   $ 11,016
Provision for loan losses                816         297        782
Charge-offs                             (762)       (574)      (262)
Recoveries                                80         404        155
                                          --         ---        ---
Ending balance                      $ 11,952    $ 11,818   $ 11,691
                                      ======      ======     ======

At September 30, 1999 and 1998, loans with unpaid principal balances of approximately $2,541,000 and $2,447,000, respectively, were 90 days or more contractually delinquent or on nonaccrual status. Interest income relating to nonaccrual loans not recognized for the years ended September 30, 1999, 1998 and 1997 totaled approximately $184,000, $135,000 and $131,000, respectively.

As of September  30, 1999 and 1998,  approximately  $2,059,000  and  $1,909,000, respectively, of loans 90 days or more contractually delinquent were in the process of foreclosure.

The investment in impaired loans (primarily consisting of classified loans), other than those evaluated collectively for impairment, at September 30, 1999 and 1998 was $4,511,000 and $6,109,000, respectively. The average recorded investment in impaired loans during the years ended September 30, 1999 and 1998 were approximately $5,118,000 and $7,695,000, respectively. The total specific allowance for loan losses related to these loans was approximately $-0- and $29,000, respectively, on September 30, 1999 and 1998. Interest income on impaired loans of approximately $461,000, $790,000 and $1,147,000 was recognized in the years ended September 30, 1999, 1998 and 1997, respectively.

As of September 30, 1999 and September 30, 1998, mortgage loans which had been sold on a recourse basis had outstanding principal balances of $1,413,000 and $2,213,000, respectively.

Accrued interest receivable at September 30, 1999 and 1998 is summarized below:

                                 1999                 1998
                                 ----                 ----
                                   (Dollars in thousands)
Loans                           $5,241               $4,983
Investment securities            1,002                1,460
Mortgage-backed securities       1,143                1,274
FHLB stock dividends               194                  155
                                   ---                  ---
                                $7,580               $7,872
                                ======               ======

The Company is a party to financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of condition. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Company controls the credit risk of these transactions through credit approvals, limits, and monitoring procedures. Such commitments are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Outstanding mortgage loan commitments (excluding loans in process), that generally expire in 60 days, amounted to approximately $23,547,000 ($5,040,000 fixed rate, interest rates from 5.5% to 8.5%) as of September 30, 1999. In addition, as of September 30, 1999, the Company had determined that $18,550,000 might be lent to certain homebuilders on a variable rate and home-by-home basis, subject to underwriting and product approval by the Company. Outstanding nonmortgage loan commitments as of September 30, 1999 were approximately $8,114,000

(4)         Loan Servicing

Mortgage loans, including those underlying pass through securities, serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans at September 30, 1999, 1998 and 1997 are summarized as follows:


                        1999         1998          1997
                        ----         ----          ----
                              (Dollars in thousands)

FHLMC                 $ 11,868     $ 16,214      $ 22,888
FNMA                    33,816       34,706        34,217
Other Investors            520          579         2,767
                           ---          ---         -----
                      $ 46,204     $ 51,499      $ 59,872
                      ========     ========      ========

At September 30, 1999 and 1998, collection of principal and interest to be remitted to FHLMC and FNMA and advance payment for taxes and insurance relating to FHLMC and FNMA serviced loans are reflected in the consolidated statements of financial condition as advance deposits by borrowers for taxes and insurance.

 (5)        Real Estate Owned

Real estate owned at September 30, 1999 and 1998 includes the following:
                                                   1999          1998
                                                   ----          ----
                                                   (Dollars in thousands)
Real estate acquired in satisfaction of loans       $ 911      $ 3,168
Allowance for losses                                  ---        (634)
                                                      ---        ----
                                                  $   911      $ 2,534
                                                   ======       ======

Activity in the allowance for losses on real estate owned as of September 30, 1999, 1998 and 1997 is as follows:

                                          1999         1998        1997
                                          ----         ----        ----
                                             (Dollars in thousands)
Beginning balance                         $ 634        $ 578     $ 1,712
Provision for (recovery of) losses         (186)         136        (150)
Charge-offs                                (448)         (80)       (984)
                                          -----          ---        ----
Ending balance                         $    ---     $    634    $    578
                                        =======      =======     =======

Provision for losses on real estate owned is included in income (losses) from real estate operations in the consolidated statements of earnings.

Legal and consulting fees relating to real estate operations and real estate owned are included in other expenses in the consolidated statements of earnings.

(6)    Premises and Equipment

Premises and equipment at September 30, 1999 and 1998 are summarized as follows:


                                                          1999        1998
                                                          -----       ----
                                                      (Dollars in thousands)
Land                                                     $ 6,897     $ 5,327
Buildings and leasehold improvements                      12,724      11,639
Furniture, fixtures and equipment                         11,755      10,091
                                                          ------      ------
                                                          31,376      27,057
Less accumulated depreciation and amortization           (11,237)    (10,130)
                                                         -------     -------
                                                        $ 20,139    $ 16,927
                                                         =======     =======

Depreciation expense for the years ended September 30, 1999, 1998 and 1997 totaled $1,473,000, $1,116,000 and $952,000, respectively.

 (7)   Deposits

 Deposits at September 30, 1999 and 1998 are summarized as follows:

                                               1999                    1998
                                                ----                    ----
                                                    Period-end              Period-end
                                           Amount   stated rate     Amount  stated rate
                                           ------   -----------     ------  -----------
                                                     (Dollars in thousands)
Commercial checking                        $40,455                 $28,508
Noninterest-bearing personal
   checking accounts                        35,721                  26,446
NOW                                         66,184     1.09%        60,129     1.13%
Passbook                                   108,508     1.97%        92,698     2.06%
Money market checking                        1,486     1.27%         1,721     1.27%
Money market investment                     41,529     2.54%        39,353     2.59%
Official checks                             12,431                  10,429
                                            ------                  ------
                                           306,314                 259,284
                                           -------                 -------
Certificate accounts:
       2.01 - 3.00%                            129                     328
       3.01 - 4.00%                         11,275                     ---
       4.01 - 5.00%                        335,422                  84,192
       5.01 - 6.00%                        298,719                 540,210
       6.01 - 7.00%                         25,361                  33,673
       7.01 - 8.00%                            375                     434
       8.01 - 9.00%                            ---                       5
                                           -------                 -------
                                           671,281                 658,842
                                           -------                 -------
                                         $ 977,595               $ 918,126
                                         =========               =========

Weighted average interest rate               3.86%                   4.29%
                                             =====                   =====

Maturities of outstanding certificates of deposit are summarized as follows:

                                1999          1998
                                ----          ----
                                (Dollars in thousands)
Less than one year           $ 450,851     $ 460,798
One to three years             203,099       159,160
Over three years                17,331        38,884
                                ------        ------
                             $ 671,281     $ 658,842
                             =========     =========

The aggregate amount of certificates of deposit in amounts of $100,000 or more was approximately $68,922,000 and $62,727,000 at September 30, 1999 and 1998,
respectively. Balances of individual certificates in excess of $100,000 are not federally insured.

Interest expense on deposits is summarized as follows:

                                              1999      1998        1997
                                              ----      ----        ----
                                                  (Dollars in thousands)
Passbook accounts                            $ 1,993   $ 1,674   $ 1,356
NOW, money market checking, and money
    market investment accounts                 1,781     1,894     1,896
Certificate accounts                          33,945    36,651    35,892
                                              ------    ------    ------
                                            $ 37,719  $ 40,219  $ 39,144
                                            ========  ========  ========

Early withdrawal penalties for the years ended September 30, 1999, 1998 and 1997 aggregated $194,563, $191,391, and $205,702, respectively, and are netted against interest expense on certificate accounts.

Accrued interest payable of $137,425 and $135,942 at September 30, 1999 and 1998, respectively, is included in other liabilities.

(8)    Short-Term Borrowings

There were no short-term borrowings at September 30, 1999 or 1998.

Information concerning short-term borrowings is summarized as follows:
                                                1999              1998
                                                ----              ----
                                               (Dollars in thousands)

Average balance during the year                $  ---           $ 12,292

Average interest rate during the year             ---              5.83%

Maximum month-end balance during the year       $ ---           $ 40,300

(9)    Long-Term Debt

 Long-term debt of $225 million and $145 million at September 30, 1999 and 1998, respectively, consisted of advances from the Federal Home Loan Bank (FHLB). The debt is due at various dates through December 2008, with fixed terms and fixed interest rates of 4.94% to 6.5%.

Pursuant to a collateral agreement with the FHLB, advances are secured by all stock in the FHLB and a blanket floating lien that requires the Company to maintain qualifying first mortgage loans as pledged collateral in an amount equal to, when discounted at 75% of the unpaid principal balances, the advances.

At September 30, 1999 and 1998, the FHLB advances have fiscal year maturity dates as follows:

                                     1999                 1998
                                     ----                 ----
                                       Weighted                Weighted
Year ending September 30,      Amount  ave. rate     Amount    ave. rate
                               ------  ----------    ------    ---------
                                       (Dollars in thousands)
               2001           $ 5,000     6.13%      $ 5,000    6.13%
               2002            10,000     6.10%       10,000    6.10%
               2003            22,000     6.20%       22,000    6.20%
          2003 and after      188,000     5.44%      108,000    5.62%
                              -------     -----      -------    -----
                            $ 225,000     5.56%    $ 145,000    5.76%
                            =========     =====    =========    =====


Other interest expense is summarized as follows:


                                  1999          1998         1997
                                  ----          ----         ----
                                      (Dollars in thousands)
Advances from the FHLB          $ 11,117       $ 6,419      $ 5,962
ESOP loan                            ---            15           49
Other                                  4             5            4
                                --------       -------      -------
                                $ 11,121       $ 6,439      $ 6,015
                                ========       =======      =======

(10)   Income Taxes

Income tax expense (benefit) for the years ended September 30, 1999, 1998 and 1997 is summarized as follows:


                      1999        1998          1997
                      ----        ----          ----
                           (Dollars in thousands)
Current:
   Federal          $11,430     $10,751      $ 5,868
   State              1,790       1,700          962
                      -----       -----          ---
                     13,220      12,451        6,830
                     ------      ------        -----
Deferred:
   Federal              (57)       (195)       1,527
   State                 (9)        (13)         254
                        ---        ----         ---
                        (66)       (208)       1,781
                       ----       -----       -----
                   $ 13,154    $ 12,243      $ 8,611
                   ========    ========      =======

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at September 30, 1999 and 1998 are as follows:

                                                          1999       1998
                                                          ----       ----
                                                         (Dollars in thousands)
Deferred tax assets:
   Allowance for bad debts                              $ 2,418    $ 1,850
   Valuation of real estate owned                            11        648
   Deferred compensation                                    780        690
                                                            ---        ---
                                                          3,209      3,188
   Less valuation allowance                                 ---       (130)
                                                            ---       ----
       Total deferred tax assets                          3,209      3,058
                                                          -----      -----
Deferred tax liability:
   Net deferred loan fees and costs                       3,424      3,220
   FHLB stock dividend                                      840        840
   Premises and equipment depreciation difference           654        653
   Purchase accounting adjustments                           21         52
   Cash to accrual adjustment                               ---         44
   Installment sales                                         95        140
                                                             ---       ---
       Total deferred tax liabilities                     5,034      4,949
                                                          -----      -----
                                                          1,825      1,891
Unrealized gain (loss) on available for sale securities     (43)       415
                                                            ----       ---
       Net deferred tax liability                         1,782      2,306
                                                          -----      -----

Less liability at beginning of year                      (2,306)    (2,357)
Change in unrealized gain (loss) on available for sale
   securities                                               458       (418)
Other                                                       ---        261
                                                            ---        ---
Provision (benefit) for deferred income taxes              $(66)    $ (208)
                                                           =====   =======


Income tax expense on income from continuing operations is different than the amount computed by applying the United States Federal income tax rate of 35% for 1999 and 1998 and 34% for 1997 to income from continuing operations before income taxes because of the following:

                                                     1999      1998      1997
                                                     ----      ----      ----
Statutory Federal income tax rate                     35.0%     35.0%     34.0%
State income tax (net of Federal income tax benefit)  3.6       3.6       3.6
Other                                                (0.3)      2.7       1.7
                                                     -----      ---       ---
Effective tax expense rate                            38.3%     41.3%    39.3%
                                                      =====     =====   =====


Deferred income taxes payable of approximately $1,782,000 and $2,306,000 at September 30, 1999 and 1998, respectively, are included in other liabilities.

Retained earnings at September 30, 1999 includes approximately $14,800,000 base year tax bad debt reserve for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $5,606,000 at September 30, 1999.

(11)   Net Income per Share

Net income per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the twelve months ended September 30, 1999, 1998 and 1997. Adjustments have been made, where material, to give effect to the shares that would be outstanding, assuming the exercise of dilutive stock options, all of which are considered common stock equivalents.


                                                         1999            1998          1997
                                                         ----            ----          ----

Net income                                              $21,218,745    $17,366,095   $13,326,761
                                                         ==========     ==========    ==========

Weighted average common shares outstanding:
    Shares outstanding                                   29,044,075     30,713,432    30,426,407
    Less weighted average uncommitted ESOP shares        (1,316,732)      (857,136)     (322,047)
                                                         -----------      ---------     ---------
       Total                                             27,727,343     29,856,296    30,104,360
                                                         ==========     ==========    ==========

Basic earnings per share                                     $ 0.77         $ 0.58        $ 0.44
                                                              =====          =====         =====


Weighted average common shares outstanding               27,727,343     29,856,296    30,104,360
  Additional dilutive shares related to stock options       268,481        416,444       535,587
                                                            -------        -------       -------
  Total weighted average common shares and
   equivalents outstanding for
   diluted earnings per share computation                27,995,824     30,272,740    30,639,947
                                                         ==========     ==========    ==========

Diluted earnings per share                                   $ 0.76         $ 0.57        $ 0.43
                                                              =====          =====         =====


Additional dilutive shares are calculated under the treasury stock method utilizing the average market value of the Company's stock for the period. For the years ended September 30, 1999, 1998 and 1997, there were 72,500, 15,000, and -0- shares of common stock options, respectively, that were antidilutive and not included in the above calculation.

(12)   Regulatory and Capital Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1999 and 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                         To be well capitalized
                                                                       For capital       Under prompt corrective
                                                    Actual            adequacy purpose     action provisions
                                                    ------            ----------------     -----------------
                                              Amount      Ratio      Amount      Ratio     Amount      Ratio
                                              ------      -----      ------      -----     ------      -----
                                                                      (Dollars in thousands)
As of September 30, 1999
   Total capital (to risk-weighted assets)   $153,633     19.50%     $63,035     >8.0%     $78,793     >10.0%

   Tier I (core) capital (to risk-weighted
       assets)                                144,448     18.33%      31,517     >4.0%      47,276     > 6.0%

   Tier I (core) capital (to adjusted
       tangible assets)                       144,448      9.93%      58,160     >4.0%      72,701     > 5.0%

   Tangible capital (to adjusted tangible
       assets)                                144,448      9.93%      21,810     >1.5%         n/a        n/a

As of September 30, 1998
   Total capital (to risk-weighted assets)   $193,276     27.76%     $55,700     >8.0%     $69,625     >10.0%

   Tier I (core) capital (to risk-weighted
       assets)                                185,730     26.68%      27,850     >4.0%      41,775     > 6.0%

   Tier I (core) capital (to adjusted
       tangible assets)                       185,730     13.79%      53,883     >4.0%      67,354     > 5.0%

   Tangible capital (to adjusted tangible
       assets)                                185,730     13.79%      20,206     >1.5%         n/a        n/a


The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit.

The Company has authorized but not issued preferred stock, subject to regulatory restrictions and determination of rights and preferences to be determined by the Board of Directors.

The Plan of  Conversion  (Note 1a) provided for the  establishment  of a special
"liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the Mutual Holding Company plus the greater of (1) 100% of the Bank's retained earnings of $34.5 million at September 30, 1992, the date of the latest balance sheet contained in the final offering circular utilized in the Bank's initial public offering in the Mutual Holding Company Reorganization, or (2) 53.41% of the Bank's total stockholders' equity as reflected in its latest balance sheet contained in the final Prospectus utilized in the Offerings plus the amounts distributed to Bancorp by the Bank at the formation of Bancorp in 1998. Each eligible Account Holder and Supplemental Eligible Account Holder, if such person were to continue to maintain such person's deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Bank.

For a period of one year after the date of the Conversion, total dividends paid to stockholders must not exceed the net income of the Company during the one-year period.

Applicable rules and regulations of the OTS impose limitations on dividends paid by the Bank. Within those limitations, certain "safe harbor" dividends are permitted; subject to providing the OTS at least 30 days' advance notice. The safe harbor amount is based upon an institution's regulatory capital level. Thrift institutions which have capital in excess of all capital requirements before and after the proposed dividend, are permitted to make capital distributions during any calendar year up to the greater of (i) 100% of net income to date during the calendar year, plus one-half of the surplus over such institution's capital requirements at the beginning of the calendar year, or
(ii) 75% of net income over the most recent four-quarter period. Additional restrictions would apply to an institution that does not meet its capital requirement before or after a proposed dividend. As of September 30, 1999, $20,041,000 was available for distribution from the Bank to the holding company without further regulatory approval.

13)    Commitments and Contingencies

At September 30, 1999, the Company had irrevocable letters of credit aggregating approximately $1,974,000.

The Company and subsidiaries are defendants in certain other claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Company and subsidiaries.

(14)   Related Party Transactions

Directors, executive officers and principal stockholders of the Company had certain transactions with the Company in the ordinary course of business, as described below.

Loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons, did not involve more than normal risk of collectibility, and are performing as agreed.

The summary of changes in the related party loans follows:

                                                1999         1998       1997
                                                ----         ----       ----
                                                    (Dollars in thousands)
Outstanding loans - beginning of year         $ 1,882      $ 2,284    $ 1,786
New loans                                       6,525        4,714      3,015
Repayments                                     (5,749)      (5,116)    (2,517)
                                               -------      -------    -------
Outstanding balance - end of year             $ 2,658      $ 1,882    $ 2,284
                                              =======      =======    =======

Frank H. Fee, III, a director of the Company, is also President of the law firm of Fee & Koblegard, P.A., which does business under the registered name of Fee, Koblegard & DeRoss, a general practice law firm. The Company paid approximately $126,000, $122,000, and $150,000 of legal fees in the years ended September 30, 1999, 1998 and 1997, respectively, to this law firm.

Richard K. Davis, a director of the Company, is also chairman of Richard K. Davis Construction Corp. ("Davis Construction"). In the years ended September 30, 1999 and 1998, the Company paid Davis Construction a total of $43,806 and $106,668, respectively, for a roof on a new branch facility and re-roofing of existing branch facilities. Additionally, Davis Construction constructed a new office and drive-in facility for the Company. This contract for $926,984 was awarded June 25, 1997. The contract was put out for competitive bid and was awarded to Davis Construction because it submitted the lowest bid for the contract. In the years ended September 30, 1999 and 1998, total payments relating to this contract were $-0- and $853,990, respectively. Additional payments made during 1998 for tenant improvements in the new office totaled $102,938.

Richard B. Hellstrom, a director of the Company, is also President of Lindahl, Browning, Ferrari & Hellstrom, (LBF&H), an engineering firm. During 1999 and 1998, payments to LBH&F for engineering services were $7,393 and $24,650, respectively.

Prior to Richard N. Bird's nomination and subsequent election to the Board of Directors of the Company, Bird Realty Group, Inc. entered into a listing agreement with the Company on property listed at $3,895,000. Commissions of $-0-and $30,833 were paid to Bird Realty in the years ended September 30, 1999 and 1998, respectively, with regard to the sale of the property.

(15)   Other Expense

Other expense for the years ended September 30, 1999, 1998 and 1997 consists of the following:

                                          1999       1998     1997
                                          ----       ----     ----
                                            (Dollars in thousands)
SAIF deposit insurance premium          $ 552       $ 572     $ 785
Professional fees                         558         589       599
Office supplies and forms                 394         399       306
Postage                                   409         397       364
Telephone                                 353         360       280
Other                                   2,406       2,226     1,707
                                        -----       -----     -----
                                      $ 4,672     $ 4,543   $ 4,041
                                      =======     =======   =======

(16)   Disclosures about Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Amounts Due From Depository Institutions, Interest-Bearing Assets in Other Banks and Federal Funds Sold - The carrying amount of these assets is a reasonable estimate of their fair value.

Investment Securities and Mortgage-Backed Securities Held to Maturity - Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Investment Securities Available for Sale - Fair value equals carrying value, which equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans - The fair value of loans is estimated by discounting future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

Deposits - The fair value of demand deposits, interest-bearing checking accounts, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

Long Term Advances from the FHLB - Rates currently available to the Company for FHLB advances with similar terms and remaining maturities are used to estimate the fair value of FHLB advances.

Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments is insignificant.

The estimated fair values of the Company's financial instruments at September 30, 1999 and 1998 are as follows:

                                                                              1999                      1998
                                                                              ----                      ----
                                                                     Carrying       Fair        Carrying      Fair
                                                                      amount        value        amount       value
                                                                      ------        -----        ------       -----
 Assets:                                                                        (Dollars in thousands)
   Cash and amounts due from depository institutions                 $ 30,214      $ 30,214     $ 23,861    $ 23,861
   Interest-bearing deposits in other banks                            32,959        32,959       19,902      19,902
   Federal funds sold                                                     ---           ---       20,000      20,000
   Investment securities held to maturity                              10,910        10,844       29,989      30,273
   Investment securities available for sale                            76,166        76,166       71,516      71,516
   Mortgage-backed securities held to maturity                        196,971       193,474      201,049     204,842
   Loans held for sale                                                  1,747         1,747          714         736

   Loans                                                            1,082,287     1,078,685      956,518     989,418
   Less allowance for loan losses                                    (11,952)           ---      (11,818)        ---
                                                                     --------     ---------      -------     -------
       Loans, net                                                   1,070,335     1,078,685      944,700     989,418
                                                                    ---------     ---------      -------     -------
Liabilities:
   Commercial checking, non-interest-bearing personal, NOW,
       passbook, money market accounts and official checks            306,314       306,314      259,284     259,284
   Certificate accounts                                               671,281       670,852      658,842     665,877
   Long term debt                                                     225,000       215,007      145,000     148,046

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(17)   Benefit Plans

Employee Stock Ownership Plan

In January, 1994, as part of the reorganization to the stock form of ownership, the Company's Employee Stock Ownership Plan ("ESOP") purchased 900,208 shares of the Company's common stock at $1.664 per share, or $1,498,000, which was funded by a loan from an unaffiliated lender. In March 1998 as part of the reorganization and conversion of Harbor Financial, M.H.C., the Company's ESOP purchased 1,326,940 shares of the Company's common stock at $10 per share, which was funded by a loan from the Company. The ESOP covers all eligible employees of the Company age 21 and over. Dividends paid on unallocated shares reduce the Company's cash contribution to the ESOP. GAAP requires that any third party borrowing by the ESOP be reflected as a liability on the Company's statement of financial condition. The ESOP's borrowing from the Company is eliminated in consolidation. At September 30, 1999, there were 877,433 allocated shares, 52,380 shares committed to be released, and 1,274,560 suspense (unallocated and not yet committed to be released) shares held by the ESOP. Allocated shares and shares committed to be released are included in the weighted average common shares outstanding used to compute earnings per share. Total compensation expense charged to earnings in the years ended September 30, 1999, 1998 and 1997, totaled $1,101,982, $2,064,654 and $1,155,066, respectively. At September
30, 1999, the fair value of the unallocated shares was $16,172,745.

Recognition and Retention Plans and Stock Option Plans

The Company's 1998 Stock Incentive Plan, adopted on September 18, 1998, authorizes the award of Recognition and Retention Plan Stock (RRP Stock) and the granting of options to purchase common stock. As of September 30, 1999, the Company has awarded 642,828 RRP shares at $10.74 average price per share totaling $6,900,000. The total award will be amortized as compensation expense ratably over the participants' vesting periods of 5 to 10 years. In November and December, 1998, the Company's Recognition and Retention Plans ("RRP") purchased 663,470 shares from market sources at an average cost of $10.81 per share totaling $7,171,000 in order to fund the grants of RRP stock. In January 1994, the Company's RRP purchased 385,803 shares at $1.664 per share totaling $642,000. The Company contributed the funds used to acquire the RRP shares. The purchase price of $642,000 was amortized as compensation expense ratably over the participants' vesting period of three years. Total compensation expense charged to earnings in the years ended September 30, 1999, 1998 and 1997, totaled $924,354, $33,013 and $53,511, respectively.

At September 30, 1999, the Company had stock option plans for the benefit of directors, officers, and other key employees of the Company. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans since stock option exercise prices are equal to market price at dates of grant. The number of shares of common stock reserved for issuance under the 1994 stock option plan is equal to 1,286,012 shares, or 9.6% of the total number of common shares issued in the minority offering pursuant to the Company's reorganization to the stock form of ownership. The number of shares of common stock reserved for issuance under the 1998 Stock Incentive Plan is equal to 1,658,675 (1,558,615 shares granted at September 30, 1999) or 5.40% of the outstanding shares of common stock as of the effective date of the plan. The stock options vest in equal installments over varying periods not to exceed 10 years, depending upon the individual's position in the Company. At September 30, 1999, 174,478 shares were available for future awards.

A summary of the Company's stock option plans is presented below:

                                                              Years Ended September 30,
                                                     1999                    1998                 1997
                                                     ----                    ----                 ----
                                                         Weighted                Weighted               Weighted
                                                         average                 average                average
                                                         exercise                exercise               exercise
                                              Number      price       Number      price     Number       price
                                              ------      -----       ------      -----     ------       -----

Options outstanding beginning of year        1,919,673    $8.90       807,038     $1.94   1,022,234      $ 1.79
Options granted                                 60,000   $11.86     1,513,615    $10.70      27,042      $ 5.57
Options exercised                            (190,137)    $2.12      (387,496)    $1.70    (234,206)     $ 1.66
Options forfeited                             (73,111)   $10.36       (13,484)    $1.66      (8,032)     $ 3.15
                                              --------   ------     --------      -----     -------      ------
Options outstanding end of year              1,716,425    $9.69     1,919,673     $8.90     807,038      $ 1.94
                                             =========    =====     =========     =====     =======      ======
Options exercisable at year-end                305,253                146,733               302,056
                                               =======                =======               =======
Weighted average fair value of options
   granted during the year                      $ 4.35                 $ 3.97               $ 1.23
                                                ======                 ======               ======

The following table summarizes information about stock options outstanding at September 30, 1999:

                                      Options outstanding            Options exercisable
                                      -------------------            -------------------
                                          Weighted
                                          average     Weighted                  Weighted
                            Number       remaining    average     Number        average
Range of                 outstanding    contractual   exercise  exercisable     exercise
exercise prices           @ 9/30/99        life        price     @ 9/30/99       price
---------------           ---------        ----        -----     ---------       -----

     $ 1.664              150,358           4.3       $ 1.66     150,358     $ 1.664
$ 2.746 to 4.493           46,569           5.9       $ 3.76       7,912       2.746
$ 5.638 to 5.658           21,032           7.3       $ 5.66         ---         ---
$ 6.365 to 6.781            3,004           7.7       $ 6.41         ---         ---
$ 10.69 to 12.00        1,495,462          10.8       $10.75     146,983       10.69

Had compensation cost for the Company's stock-based compensation plans been determined consistent with Statement 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                    1999          1998
                                                    ----          ----
Net income                          As reported    $ 21,219     $ 17,366
                                    Pro forma        20,119       17,326
Net income per share - basic        As reported         .77          .58
                                    Pro forma           .73          .58
Net income per share - diluted      As reported         .76          .57
                                    Pro forma           .72          .57

Only options granted after October 1, 1995 are included in pro forma amounts.

The option method used to calculate the  Statement 123  compensation  adjustment
was  the  Binomial  model  with  the  following   grant  date  fair  values  and
assumptions:

                    Number of       Grant date                        Risk free        Expected        Expected         Expected
Date of grant    options granted    fair value    Exercise price    interest rate    life (years)     volatility        dividend
-------------    ---------------    ----------    --------------    -------------    ------------     ----------        --------
  01/06/96            27,038         $ 1.10           $ 4.49         5.421%                 5            38.71            $ .27
  11/27/96             6,009           1.21             5.64         5.912                  5            29.89              .30
  01/06/97            18,028           1.19             5.66         6.291                  5            28.33              .30
  06/16/97             2,704           1.50             6.37         6.276                  5            30.71              .32
  06/20/97               300           1.67             6.78         6.271                  5            31.11              .32
  07/08/98            15,000           4.68            12.00         5.433                  5            32.66              .38
  09/18/98         1,498,615           3.96            10.69         4.517                  5            35.13              .38
  12/08/98             1,500           4.21            10.94         4.379                  5            36.20              .46
  04/19/99            58,500           4.35            11.88         5.044                  5            32.25              .46

Other Plans

The Company has a noncontributory-defined benefit pension plan covering all employees who have attained one year of service and 21 years of age. Pension expense was $11,500, $8,700, and $8,500, respectively, for the years ended September 30, 1999, 1998 and 1997. The plan is a multi-employer plan. Separate actuarial valuations are not made for each employer nor are plan assets so segregated. The assumed average rate of return used in determining the actuarial present value of accumulated plan benefits was 8%. The date of the most recent actuarial evaluation is July 1, 1998.

The Company's 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") covers all eligible employees of the Company age 21 and over. An eligible employee may elect to contribute to the 401(k) Plan in the form of deferrals of between 1% and 15% of the total compensation that would otherwise be payable to the employee. Employee contributions are fully vested and nonforfeitable at all times. The 401(k) Plan permits contributions by the Company. The Company currently makes matching contributions of 25% of the first 6% of each participant's contributions. For the years ended September 30, 1999, 1998 and 1997, the Company's matching contribution totaled approximately $96,000, $89,000 and $83,000, respectively.

The Company has a deferred compensation plan for Directors (the "Directors' Deferred Compensation Plan") who may elect to defer all or part of their annual director fees to fund the Directors' Deferred Compensation Plan. The plan provides that deferred fees are to earn interest at an annual rate equal to the 30-month certificate of deposit rate, adjusted and compounded quarterly. At September 30, 1999 and 1998, deferred directors' fees included in other liabilities aggregated $235,234 and $216,737, respectively. Directors may elect to have their deferred compensation balance invested in shares of the Company's common stock. Such purchases were approximately $113,000, $101,000 and $273,000 in 1999, 1998 and 1997, respectively. After purchase of shares of the Company's common stock, the Company's liability has been satisfied except for distribution of the shares to the director when he ceases to be a director. At September 30, 1999 and 1998, the Directors' Deferred Compensation Plan held 303,386 and 323,799 shares of the Company's common stock, respectively.

The Company also has a retirement plan for nonemployee directors (the "Plan"). The annual basic benefit under the Plan is based on a percentage of the average three years director's fees preceding the termination of service multiplied by the number of years of service, not to exceed 50% of the average annual director's fees. During the years ended September 30, 1999, 1998 and 1997, the charge to earnings relating to the Plan was insignificant.

(18)   Quarterly Results of Operations (Unaudited)

The quarterly results of operations for the years ended September 30, 1999 and 1998 are as follows:

                                       For the three months ended fiscal 1999
                                       --------------------------------------
                                      Sept.30  June 30   March 31  December 31
                                      -------  -------   --------  -----------
                                      (Dollars in thousands except share data)

Interest income                       26,344   $ 26,047   $ 25,847   $ 25,647
Interest expense                      12,239     12,198     12,221     12,182
                                      ------     ------     ------     ------
       Net interest income            14,105     13,849     13,626     13,465
Provision for  loan losses               152        155        354        155
                                         ---        ---        ---        ---
       Net interest income after
         provision for loan losses    13,953     13,694     13,272     13,310
Total other income                     1,519      1,531      1,461      1,482
Total other expenses                   6,707      6,346      6,306      6,490
                                       -----      -----      -----      -----
       Income before income taxes      8,765      8,879      8,427      8,302
Income tax                             3,197      3,405      3,204      3,348
                                       -----      -----      -----      -----
Net income                           $ 5,568    $ 5,474     $5,223    $ 4,954
                                     =======    =======     ======    =======
Net income per share
   Basic                              $ 0.21     $ 0.20     $ 0.19      $0.17
                                      ======     ======     ======      =====
   Diluted                            $ 0.21     $ 0.20     $ 0.18      $0.17
                                      ======     ======     ======      =====

                                        For the three months ended fiscal 1998
                                        --------------------------------------
                                        Sept. 30  June 30  March 31  December 31
                                        --------  -------  --------  -----------
                                        (Dollars in thousands except share data)

Interest income                        $ 25,015  $ 24,315  $ 22,773  $ 23,054
Interest expense                         12,057    11,375    11,459    11,766
                                         ------    ------    ------    ------
       Net interest income               12,958    12,940    11,314    11,288
Provision for (recovery of)
  loan losses                                66     (231)       651     (188)
                                             --     -----       ---     -----
       Net interest income after
           provision for (recovery
           of)loan losses                12,892    13,171    10,663    11,476

Total other income                        1,298     1,887     1,085     1,580
Total other expenses                      6,412     5,987     5,927     6,117
                                          -----     -----     -----     -----
       Income before income taxes         7,778     9,071     5,821     6,939
Income tax                                3,231     3,736     2,432     2,844
                                          -----     -----     -----     -----
Net income                              $ 4,547   $ 5,335    $3,389   $ 4,095
                                        =======   =======    ======   =======
Net income per share
   Basic                                 $ 0.15    $ 0.18    $ 0.11     $0.14
                                         ======    ======    ======     =====
   Diluted                               $ 0.15    $ 0.18    $ 0.11     $0.13
                                         ======    ======    ======     =====

(19)   Parent Company Financial Information

Condensed Statements of Financial Condition at September 30, 1999 and 1998 and Condensed Statements of Operations and Cash Flows for the years ended September 30, 1999 and 1998 and the period June 25, 1997 through September 30, 1997 are shown below (in thousands) for Bancshares and it's predecessor, Bancorp (Note
1a), which was formed on June 25, 1998 in a reorganization accounted for in a manner similar to a pooling of interests:

Condensed Statements of Financial Condition

                                                                   1999          1998
                                                                   ----          ----
                                                                  (Dollars in thousands
                                                                   except share data)
Assets:
Cash deposited at Harbor Federal                                   $ 9,832      $ 12,215
Investment securities available for sale at market value             6,789           453
Investment in Harbor Federal                                       216,450       249,956
Income tax receivable from Harbor Federal                               11            34
Due from Harbor Federal                                              3,259         1,277
Accrued interest receivable                                             61           ---
Other assets                                                             6           ---
                                                                  --------      --------
        Total assets                                              $236,408      $263,935
                                                                  ========      ========

Liabilities and Stockholders' Equity:
Liabilities:
    Due to Harbor Federal                                           $  273        $  152
    Other liabilities                                                  213            64
                                                                       ---            --
        Total liabilities                                              486           216
                                                                       ---           ---
Stockholders' Equity:
    Preferred stock; $.10 par value; authorized
        10,000,000 shares; none issued and
        outstanding                                                    ---           ---
    Common stock; $.10 par value; authorized
        70,000,000 shares; issued 31,099,967
        shares issued and 28,008,627 outstanding
        at September 30, 1999 and 30,909,830
        issued and outstanding at September 30, 1998                 3,110         3,091
    Paid in capital                                                191,016       189,958
    Retained earnings                                               96,485        83,355
    Common stock purchased by:
        Employee stock ownership plan (ESOP)                       (12,746)      (13,344)
        Recognition and Retention Plan ("RRP)                       (6,258)          ---
    Net unrealized gain on investment securities
        available for sale, net of income
        taxes                                                          (70)          659
    Treasury stock, at cost, 3,091,340 shares                      (35,615)          ---
                                                                  --------           ---
        Total stockholders' equity                                 235,922       263,719
                                                                   -------       -------
        Total liabilities and stockholders' equity               $ 236,408     $ 263,935
                                                                 =========     =========

Condensed Statements of Operations

                                                                            For the period
                                                  Year ended  Year ended    June 25, 1997
                                                   Sept. 30,   Sept. 30,     through Sept.
                                                     1999        1998         30, 1997
                                                     ----        ----         --------
                                                           (Dollars in thousands)
Interest on investment securities                     238         ---         ---
                                                      ---         ---         ---
     Total interest income                            238         ---         ---
                                                      ---         ---         ---
Other expense
     Management fee to Harbor Federal              $  175      $  161       $  38
     Other expenses                                   423         197          27
                                                      ---         ---          --
    Total other expense                               598         358          65
        Loss before income tax benefit
           and earnings of
           Harbor Federal                            (360)       (358)        (65)
Income tax benefit                                    136          76          10
                                                      ---          --          --
        Loss before earnings of Harbor Federal       (224)       (282)        (55)
Equity in net earnings of Harbor Federal           21,443      17,648       3,565
                                                   ------      ------       -----
        Net income                                $21,219     $17,366      $3,510
                                                  =======     =======      ======

Condensed Statement of Cash Flows

                                                                                              For the period
                                                                                               June 25, 1997
                                                                    Year ended September 30      through
                                                                    -----------------------   September 30,
                                                                      1999         1998            1997
                                                                      ----         ----            ----
Cash used by operating activities:                                        (Dollars in thousands)
    Net income                                                      $ 21,219     $ 17,366        $ 3,510
    Adjustments to net income:
        Equity in earnings of Harbor Federal                         (21,443)     (17,648)        (3,565)
        Increase in accrued interest receivable                          (61)         ---            ---
        (Increase) decrease in income tax receivable                      23          (53)           (10)
        Increase in other assets                                          (6)         ---            ---
        Increase in payable to Harbor Federal                            175          160             37
        Increase (decrease) in other liabilities                         (56)          86             27
                                                                         ----  --      --             --
        Net cash used by operating activities                           (149)         (89)            (1)
                                                                        -----  -      ----           ---

Cash used by investing activities:
    Purchase of investment securities available for sale              (5,805)        (514)           ---
                                                                      -------        -----           ---
        Net cash used by investing activities                         (5,805)        (514)           ---
                                                                      -------        -----           ---

Cash provided by financing activities:
    Net proceeds from issuance of common stock                           ---      150,223            ---
    (Investment in)/amounts received from Harbor Federal              54,000     (143,889)        12,000
    Dividends paid                                                    (8,089)      (5,414)          (790)
    Purchase common stock to fund RRP Plan                            (7,171)         ---            ---
    Purchase Treasury Stock                                          (35,571)         ---            ---
    Common stock options exercised                                       402          657             32
                                                                       -----        -----         ------
        Net cash provided by financing activities                      3,571        1,577         11,242
                                                                       -----        -----         ------

        Net (decrease) increase in cash and
            cash equivalents                                         (2,383)         974         11,241

Cash and cash equivalents - beginning of period                       12,215       11,241           ---
                                                                      ------       ------           ---

Cash and cash equivalents - end of period                            $ 9,832     $ 12,215       $ 11,241
                                                                     =======     ========       ========

Supplemental disclosures:
    Changes in unrealized gain (loss) on securities
        available for
        sale net of tax                                              $  (729)     $  666       $  36
    Amortization of stock benefit plans                                2,026       2,097         369
    Issuance of ESOP common stock                                        ---      13,269         ---
    Satisfaction of  deferred compensation plan                          ---       1,046         ---
    Tax benefit of employee benefit plans                                160         175         ---
    Distribution of RRP shares                                           913         ---         ---
    ESOP forfeitures transferred to treasury stock                        44         ---         ---

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